Exhibit 10.1

WELLS FARGO BUSINESS CREDIT

CREDIT AND SECURITY AGREEMENT

THIS CREDIT AND SECURITY AGREEMENT (the “Agreement”) is dated June 10, 2008, and is entered into by and among PHOENIX FOOTWEAR GROUP, INC., a Delaware corporation (“Phoenix Footwear”), PENOBSCOT SHOE COMPANY, a Maine corporation (“Penobscot”), H.S. TRASK & CO., a Montana corporation (“Trask”), CHAMBERS BELT COMPANY, a Delaware corporation (“Chambers”), and PHOENIX DELAWARE ACQUISITION, INC., a Delaware corporation (“Phoenix Acquisition”; Phoenix Footwear, Penobscot, Trask, Chambers and Phoenix Acquisition are sometimes individually referred to in this Agreement as a “Company” and collectively as the “Companies”), and WELLS FARGO BANK, NATIONAL ASSOCIATION (as more fully defined in Exhibit A, “Wells Fargo”), acting through its Wells Fargo Business Credit operating division.

RECITALS

Companies have asked Wells Fargo to provide them with a $17,000,000 (increasable to $20,000,000, as provided herein) revolving line of credit (the “Line of Credit”) for working capital purposes and to facilitate the issuance of letters of credit. Wells Fargo is agreeable to meeting Companies’ request, provided that Companies agree to the terms and conditions of this Agreement.

For purposes of this Agreement, capitalized terms not otherwise defined in the Agreement shall have the meaning given them in Exhibit A.

1.	AMOUNT AND TERMS OF THE LINE OF CREDIT

1.1	Line of Credit; Limitations on Borrowings; Termination Date; Use of Proceeds.

(a)	Line of Credit and Limitations on Borrowing. Wells Fargo shall make Advances to Companies under the Line of Credit that, together with the L/C Amount, shall not at any time exceed in the aggregate the lesser of (i) the Maximum Line Amount (as in effect from time to time as described below), or (ii) the Borrowing Base limitations described in Section 1.2. Within these limits, Companies may periodically borrow, prepay in whole or in part, and reborrow. Wells Fargo has no obligation to make an Advance during a Default Period or at any time Wells Fargo believes that an Advance would result in an Event of Default. The “Maximum Line Amount” shall initially be $17,000,000. The Maximum Line Amount may be increased from time to time from $17,000,000 upon satisfaction of the following terms and conditions: (i) Wells Fargo has received an Authenticated Record from Company Funds Administrator requesting each such increase not less than 30 days prior to the effective date of such increase; (ii) each increase shall be at least $2,000,000, and increments above such $2,000,000 amount shall be not less than $1,000,000 each; provided that the Maximum Line Amount shall not exceed $20,000,000; (iii) no Default Period shall exist at the time of each such requested increase; and (iv) Wells Fargo shall have received from Companies a line increase fee equal to one-quarter of one percent (0.25%) of the increase to the Maximum Line Amount.

(b)	Maturity and Termination Dates. Company Funds Administrator may request Advances from the date that the conditions set forth in Section 3 are satisfied until the earlier of (the earliest of such dates, the “Termination Date”): (i) June 30, 2011 (the “Maturity Date”), (ii) the date Companies terminate the Line of Credit, or (iii) the date Wells Fargo terminates the Line of Credit in accordance with Section 6.2.

(c)	Use of Line of Credit Proceeds. Companies shall use the proceeds of the initial Advance to repay the Companies’ indebtedness to their existing bank as of such time, and each subsequent Advance and each Letter of Credit for ordinary working capital and general corporate purposes. In addition, the proceeds of initial Advance resulting from any increase in the Maximum Line Amount may be used for the following additional purposes: (i) to redeem or repurchase the capital stock of Phoenix Footwear Group, Inc. at its current market value, and (ii) to acquire additional brands (free and clear of any Liens (other than in favor of Wells Fargo) and so long as no indebtedness is incurred or assumed in connection therewith) subject to such agreements, documents, and instruments that are in form and substance acceptable to Wells Fargo in Wells Fargo’s sole discretion.

(d)	Revolving Note. Companies’ obligation to repay Line of Credit Advances, regardless of how initiated under Section 1.3, shall be evidenced by a revolving promissory note (as renewed, amended or replaced from time to time, the “Revolving Note”).

1.2	Borrowing Base; Mandatory Prepayment.

(a)	Borrowing Base. The borrowing base (the “Borrowing Base”) is an amount equal to:

(i) 85% or such lesser percentage of Eligible Phoenix Accounts as Wells Fargo in its sole discretion may deem appropriate; provided that this rate may be reduced at any time by Wells Fargo’s in its sole discretion by one (1) percent for each percentage point by which Dilution on the date of determination is in excess of five percent (5.0%) (Companies acknowledge that, due to Dilution at the time of the initial Advance, the advance rate applicable to Eligible Phoenix Accounts shall be 79%, with such advance rate subject to adjustment from time to time as provided above); plus

(ii) 85% or such lesser percentage of Eligible Chambers Accounts as Wells Fargo in its sole discretion may deem appropriate; provided that this rate may be reduced at any time by Wells Fargo’s in its sole discretion by one (1) percent for each percentage point by which Dilution on the date of determination is in excess of five percent (5.0%), plus

(iii) the least of (x) 85% or such lesser percentage (as Wells Fargo in its sole discretion may deem appropriate) of the Net Orderly Liquidation Value of Eligible Inventory, (y) 49.4% or such lesser percentage (as Wells Fargo in its sole discretion may deem appropriate) of Eligible Inventory valued at the lower of cost or fair market value in accordance with GAAP, or (z) the Inventory Sublimit; provided that (A) Advances and/or Letters of Credit supported by Tommy Bahama branded inventory shall not exceed $2,000,000, (B) Advances and/or Letters of Credit supported by Wrangler branded inventory shall not exceed $2,500,000, and (C) the maximum amount of Eligible In-Transit Inventory that may be included as Eligible Inventory for purposes of this paragraph (iii) shall not exceed $2,000,000 (based on the lower of cost or fair market value), less

(iv) the Borrowing Base Reserve (such reserve to be adjusted monthly or more frequently in Wells Fargo’s discretion, and to include, without limitation, (x) unpaid freight charges and customs duties for in-transit inventory and (y) accrued and unpaid royalty and license payments owing by Companies), less

(v) Indebtedness that Companies owes Wells Fargo that has not been advanced on the Revolving Note, less

(vi) Indebtedness that is not otherwise described in Section 1 that Wells Fargo in its sole discretion finds on the date of determination to be equal to Wells Fargo’s net credit exposure with respect to any swap, derivative, foreign exchange, hedge, deposit, treasury management or similar transaction or arrangement extended to any Company by Wells Fargo and any Indebtedness owed by Company to Wells Fargo Merchant Services, L.L.C.

(b)	Mandatory Prepayment; Overadvances. If unreimbursed Line of Credit Advances evidenced by the Revolving Note plus the L/C Amount exceed the Borrowing Base or the Maximum Line Amount at any time, then Companies shall prepay the Revolving Note in an amount sufficient to eliminate the excess within five (5) Business Days of such occurrence, and if payment in full of the Revolving Note is insufficient to eliminate this excess and the L/C Amount continues to exceed the Borrowing Base, then Companies shall deliver cash, within such five (5) Business Day period, to Wells Fargo in an amount equal to the remaining excess for deposit to the Special Account, unless in each case, Wells Fargo has delivered to Company Funds Administrator an Authenticated Record consenting to the Overadvance prior to its occurrence, in which event the Overadvance shall be temporarily permitted on such terms and conditions as Wells Fargo in its sole discretion may deem appropriate, including the payment of additional fees or interest, or both.

1.3	Procedures for Line of Credit Advances.

(a)	Advances to Operating Account. Advances shall be credited to Company Funds Administrator’s demand deposit account maintained with Wells Fargo (the “Operating Account”), unless the parties agree in a Record Authenticated by both of them to disburse to another account.

(i) Advances upon Company Funds Administrator’s Request. Line of Credit Advances may be funded upon Company Funds Administrator’s request. No request will be deemed received until Wells Fargo acknowledges receipt, and Company Funds Administrator, if requested by Wells Fargo, confirms the request in an Authenticated Record. Companies shall repay all Advances, even if the Person requesting the Advance on behalf of Companies lacked authorization.

(A) Floating Rate Advances. If Company Funds Administrator wants a Floating Rate Advance, it shall make the request no later than 9:00 a.m. Pasadena, California Time on the Business Day on which it wants the Floating Rate Advance to be funded, which request shall specify the principal Advance amount being requested.

(B) LIBOR Advances. If Company Funds Administrator wants a LIBOR Advance, it shall make the request no later than 9:00 a.m. Pasadena, California Time three (3) Business Days preceding the Business Day on which it wants the LIBOR Advance to be funded, which request shall specify both the principal Advance amount and Interest Period being requested. No more than five (5) separate LIBOR Advance Interest Periods may be outstanding at any time. Each LIBOR Advance shall be in multiples of $1,000,000 and in the minimum amount of at least $1,000,000. LIBOR Advances are not available for Advances made through the Loan Manager Service, and shall not be available during Default Periods.

(ii) Advances through Loan Manager. If Wells Fargo has separately agreed that Companies may use the Wells Fargo Loan Manager service (“Loan Manager”), Line of Credit Advances will be initiated by Wells Fargo and credited to the Operating Account as Floating Rate Advances as of the end of each Business Day in an amount sufficient to maintain an agreed upon ledger balance in the Operating Account, subject only to Line of Credit availability as provided in Section 1.1(a). If Wells Fargo terminates Companies’ access to Loan Manager, Company Funds Administrator may continue to request Line of Credit Advances as provided in Section 1.3(a)(i). Wells Fargo shall have no obligation to make an Advance through Loan Manager during a Default Period, or in an amount in excess of Line of Credit availability, and may terminate Loan Manager at any time in its sole discretion.

(b)	Protective Advances; Advances to Pay Indebtedness Due. Wells Fargo may initiate a Floating Rate Advance on the Line of Credit in its sole discretion for any reason at any time, without Companies’ compliance with any of the conditions of this Agreement, and (i) disburse the proceeds directly to third Persons in order to protect Wells Fargo’s interest in Collateral or to perform any of Companies’ obligations under this Agreement, or (ii) apply the proceeds to the amount of any Indebtedness then due and payable to Wells Fargo.

1.4	LIBOR Advances.

(a)	Funding Line of Credit Advances as LIBOR Advances for Fixed Interest Periods. Company Funds Administrator may fund a Line of Credit Advance as a LIBOR Advance for one, three, or six month periods (each period an “Interest Period”, as more fully defined in Exhibit A).

(b)	Procedure for Converting Floating Rate Advances to LIBOR Advances. Company Funds Administrator may request that all or any part of an outstanding Floating Rate Advance be converted to a LIBOR Advance, provided that no Default Period is in effect, and that Wells Fargo receives the request no later than 9:00 a.m. Pasadena, California Time three (3) Business Days preceding the Business Day on which Company Funds Administrator wishes the conversion to become effective. Each request shall (i) specify the principal amount of the Floating Rate Advance to be converted, (ii) the Business Day of conversion, and (iii) the Interest Period desired. The request shall be confirmed in an Authenticated Record if requested by Wells Fargo. Each conversion to a LIBOR Advance shall be in multiples of $1,000,000 and in the minimum amount of at least $1,000,000.

(c)

Expiring LIBOR Advance Interest Periods. Unless Company Funds Administrator requests a new LIBOR Advance, or prepays an outstanding LIBOR Advance at the expiration of an Interest Period, Wells Fargo shall convert each LIBOR Advance to a Floating Rate Advance on the last day of the expiring Interest Period. If no Default Period is in effect, Company Funds Administrator may request that all or part of any expiring LIBOR Advance be renewed as a new LIBOR Advance, provided that Wells Fargo receives the request no later than 9:00 a.m. Pasadena, California Time three (3) Business Days preceding the

Business Day that constitutes the first day of the new Interest Period. Each request shall specify the principal amount of the expiring LIBOR Advance to be continued and Interest Period desired, and shall be confirmed in an Authenticated Record if requested by Wells Fargo. Each renewal of a LIBOR Advance shall be in multiples of $1,000,000 and in the minimum amount of at least $1,000,000.

(d)	Quotation of LIBOR Advance Interest Rates. Wells Fargo shall, with respect to any request for a new or renewal LIBOR Advance, or the conversion of a Floating Rate Advance to a LIBOR Advance, provide Company Funds Administrator with a LIBOR quote for each Interest Period identified by Company Funds Administrator on the Business Day on which the request was made, if the request is received by Wells Fargo no later than 9:00 a.m. Pasadena, California Time three (3) Business Days preceding the Business Day on which Company Funds Administrator has requested that the LIBOR Advance be made effective; provided that any such quote shall be deemed to be an estimate of LIBOR for such Interest Period, and the actual LIBOR that will be applicable to a LIBOR Advance as of the first date of the applicable Interest Period for such LIBOR Advance shall be subject to adjustment based on the actual LIBOR determined by Wells Fargo as of the beginning of such Interest Period.

(e)	Taxes and Regulatory Costs. Companies shall also pay Wells Fargo with respect to any LIBOR Advance all (i) withholdings, interest equalization taxes, stamp taxes or other taxes (except income and franchise taxes) imposed by any domestic or foreign governmental authority that are related to LIBOR, and (ii) future, supplemental, emergency or other changes in the LIBOR Reserve Percentage, the assessment rates imposed by the Federal Deposit Insurance Corporation, or similar costs imposed by any domestic or foreign governmental authority or resulting from compliance by Wells Fargo with any request or directive (whether or not having the force of law) from any central bank or other governmental authority that are related to LIBOR but not otherwise included in the calculation of LIBOR. In determining which of these amounts are attributable to an existing LIBOR Advance, any reasonable allocation made by Wells Fargo among its operations shall be deemed conclusive and binding.

(f)	Maximum Aggregate LIBOR Advances. Notwithstanding any provision to the contrary in this Agreement, the maximum aggregate amount of LIBOR Advances shall not exceed an amount equal to 80% of the aggregate Advances outstanding at any time (the “LIBOR Cap”). To the extent that the LIBOR Cap is exceeded at any time, Companies shall not be permitted to convert or continue any Advances as LIBOR Advances if such conversion or continuation would cause the aggregate Advances to exceed the LIBOR Cap.

1.5	Collection of Accounts and Application to Revolving Note.

(a)	The Collection Account. Companies have granted a security interest to Wells Fargo in the Collateral, including all Accounts. Except as otherwise agreed by both parties in an Authenticated Record, all Proceeds of Accounts and other Collateral, upon receipt or collection, shall be deposited each Business Day into the Collection Account. Funds so deposited (“Account Funds”) are the property of Wells Fargo, and may only be withdrawn from the Collection Account by Wells Fargo.

(b)

Payment of Accounts by Companies’ Account Debtors. Companies shall instruct all account debtors to make payments either directly to the Lockbox for deposit by Wells Fargo directly to the Collection Account, or instruct them to deliver such payments to Wells Fargo by wire transfer, ACH, or other means as Wells Fargo may direct for deposit to the Collection Account or for direct application to the Line of Credit. If a Company receives a payment or the Proceeds of Collateral directly, such Company will promptly deposit the payment or Proceeds into the Collection Account. Until deposited, it will hold all such payments and Proceeds in trust for Wells Fargo without commingling with other funds or property. All deposits held in the Collection Account shall constitute Proceeds of Collateral and shall not constitute the payment of Indebtedness.

(c)	Application of Payments to Revolving Note. Wells Fargo will withdraw Account Funds deposited to the Collection Account and pay down borrowings on the Line of Credit by applying them to the Revolving Note on the first Business Day following the Business Day of deposit to the Collection Account, or, if payments are received by Wells Fargo that are not first deposited to the Collection Account pursuant to any treasury management service provided to Companies by Wells Fargo, such payments shall be applied to the Revolving Note as provided in the Master Agreement for Treasury Management Services and the relevant service description.

1.6	Interest and Interest Related Matters.

(a)	Interest Rates Applicable to Line of Credit. Except as otherwise provided in this Agreement, the unpaid principal amount of each Line of Credit Advance evidenced by the Revolving Note shall accrue interest at an annual interest rate calculated as follows:

Floating Rate:

Line of Credit Advances = Prime Rate minus the applicable Margin, which interest rate shall change whenever the Prime Rate changes (the “Floating Rate”); or

LIBOR Advance Rate for One, Three, or Six Month Interest Periods:

Line of Credit Advances = LIBOR plus the applicable Margin (the “LIBOR Advance Rate”)

Multiple Advances under the Line of Credit may simultaneously accrue interest at both the Floating Rate and at the LIBOR Advance Rate, subject to the limitations of Section 1.3(a)(i).

The Margins through and including the adjustment occurring as specified below shall be 0.25% per annum for Floating Rate Advances, and 2.40% per annum for LIBOR Advances. The Margins shall be reduced by 0.25% per annum on a one-time basis if the following conditions precedent have been satisfied (as verified by Wells Fargo): (i) the Companies’ Net Income for the fiscal year ending December 31, 2008 (as presented in Companies’ financial statements audited by independent public accountants acceptable to Wells Fargo), is greater than $1,500,000, and (ii) no Default Period is existing at the time Wells Fargo receives such year-end audited financial statements.

The Margin reduction provided for in the immediately preceding paragraph shall become effective on the first calendar day of the first calendar month following the month of receipt by Wells Fargo of fiscal year end financial statements that have been audited by an independent public accounting firm, acceptable to Wells Fargo.

If amended or restated financial statements would change previously calculated Margins, or if Wells Fargo determines that any financial statements have materially misstated Companies’ financial condition, then Wells Fargo may, using the most accurate information available to it, recalculate the financial test or tests governing the Margins and retroactively increase the Margins from the date of receipt of such amended or restated financial statements and charge Companies additional interest, which may be imposed on them from the beginning of the appropriate month to which the restated statements or recalculated financial tests relate, as Wells Fargo in its sole discretion deems appropriate.

(b)	Minimum Interest Charge. Notwithstanding the other terms of Section 1.6 to the contrary, and except as limited by the usury savings provision of Section 1.6(e), Companies shall pay Wells Fargo at least $20,000 of interest for each calendar month ending on or before December 31, 2008, and at least $17,500 of interest for each calendar month ending on or after January 31, 2009 (the “Minimum Interest Charge”) during the term of this Agreement, and Companies shall pay any deficiency between the Minimum Interest Charge and the amount of interest otherwise payable on the first day of each month and on the Termination Date. When calculating this deficiency, the Default Rate set forth in Section 1.6(c), if applicable, shall be disregarded.

(c)	Default Interest Rate. Commencing on the day an Event of Default occurs, through and including the date that the Event of Default has been cured or waived by Wells Fargo in a Record (each such period a “Default Period”), or during a time period specified in Section 1.9, or at any time following the Termination Date, in Wells Fargo’s sole discretion and without waiving any of its other rights or remedies, the principal amount of the Revolving Note shall bear interest at a rate that is three percent (3.0%) above the contractual rate set forth in Section 1.6(a) (the “Default Rate”), or any lesser rate that Wells Fargo may deem appropriate, starting on the first day of the fiscal quarter in which the Default Period begins through the last day of that Default Period, or any shorter time period to which Wells Fargo may agree in an Authenticated Record.

(d)	Interest Accrual on Payments Applied to Revolving Note. Payments received by Wells Fargo shall be applied to the Revolving Note as provided in Section 1.5(c), but the principal amount paid down shall continue to accrue interest through the end of the first Business Day following the Business Day that the payment was applied to the Revolving Note.

(e)	Usury. No interest rate shall be effective which would result in a rate greater than the highest rate permitted by law. Payments in the nature of interest and other charges made under any Loan Documents or any other document or agreement described in or related to this Agreement that are later determined to be in excess of the limits imposed by applicable usury law will be deemed to be a payment of principal, and the Indebtedness shall be reduced by that amount so that such payments will not be deemed usurious.

1.7	Fees.

(a)	Origination Fee. Companies shall pay Wells Fargo a one time origination fee of $57,500 shall be fully earned and due and payable upon the execution of this Agreement.

(b)	Unused Line Fee. [INTENTIONALLY OMITTED].

(c)	Facility Fee. [INTENTIONALLY OMITTED].

(d)	Collateral Exam Fees. Companies shall pay Wells Fargo fees in connection with any collateral exams, audits or inspections conducted by or on behalf of Wells Fargo at the current rates established from time to time by Wells Fargo as its collateral exam fees (which fees are currently $105 per day per collateral examiner), together with all actual out-of-pocket costs and expenses incurred in conducting any collateral examination or inspection; but Companies shall not, with the exception of fees, costs, and expenses incurred during Default Periods, be required to reimburse Wells Fargo to the extent that the fees, costs and expenses incurred after the date of this Agreement exceed (i) $20,000 during the one-year period after the date of this Agreement, or (ii) $15,000 during any one-year period after the first anniversary of this Agreement. So long as no Default Period has occurred, Wells Fargo does not intend to conduct collateral examinations, audits, or inspections more frequently than once every 90 days; provided that after the first anniversary of this Agreement, Wells Fargo does not intend to conduct collateral examinations, audits, or inspections more frequently than once every 120 days if the following conditions precedent are satisfied: (A) no Default Period is existing; (B) Companies are performing at a level that is equal to or better than the financial projections that are presented to Wells Fargo by Companies prior to the initial Advance and on an annual basis thereafter; and (C) average daily Excess Availability measured on a rolling 90-day basis is greater than $2,000,000.

(e)	Collateral Monitoring Fees. Companies shall pay Wells Fargo a fee at the rates established from time to time by Wells Fargo (or any other Person providing such services to the Wells Fargo, including, but not limited to, Collateral Services, Inc.) as its Collateral monitoring fees (which fees currently consist of a one-time set up fee of $1,800 and a monthly fee of $400), due and payable monthly in advance on the first day of the month and on the Termination Date.

(f)	Line of Credit Termination and/or Reduction Fees. If (i) Wells Fargo terminates the Line of Credit during a Default Period, (ii) Companies terminate the Line of Credit on a date other than on the Maturity Date, (iii) Companies terminate the Line of Credit on the Maturity Date but fail to provide Wells Fargo with an Authenticated Record at least 60 days prior to the Maturity Date of Companies’ intention to terminate the Line of Credit on the Maturity Date, or (iv) Company Funds Administrator and Wells Fargo agree to reduce the Maximum Line Amount, then Companies shall pay Wells Fargo as liquidated damages a termination or reduction fee in an amount equal to a percentage of the Maximum Line Amount (or the reduction of the Maximum Line Amount, as the case may be) calculated as follows: (A) three percent (3%) if the termination or reduction occurs on or before June 30, 2009; (B) two percent (2%) if the termination or reduction occurs after June 30, 2009, but on or before June 30, 2010; and (C) one percent (1%) if the termination or reduction occurs after June 30, 2010.

(g)

Overadvance Fees. Except in those instances in which an Overadvance results due to a Wells Fargo calculation error, Companies shall pay a $500 Overadvance fee for each day that an Overadvance exists which was not agreed to by Wells Fargo in an Authenticated Record prior to its occurrence if such Overadvance is not repaid or otherwise eliminated within five (5)

Business Days of when it first arises (and, for sake of clarity, if such Overadvance is not so repaid or eliminated within such five (5) Business Day period, such $500 per day fee shall accrue and be payable from the first day that the Overadvance was outstanding); provided that Wells Fargo’s acceptance of the payment of such fees shall not constitute either consent to the Overadvance or waiver of the resulting Event of Default. Companies shall pay additional Overadvance fees and interest in such amounts and on such terms as Wells Fargo in its sole discretion may consider appropriate for any Overadvance to which Wells Fargo has specifically consented in an Authenticated Record prior to its occurrence.

(h)	Treasury Management Fees. Companies will pay service fees to Wells Fargo for treasury management services provided pursuant to the Master Agreement for Treasury Management Services or any other agreement entered into by the parties, in the amount prescribed in Wells Fargo’s current service fee schedule.

(i)	Letter of Credit Fees. With respect to the aggregate face amount of each Letter of Credit issued by Wells Fargo (the “Aggregate Face Amount”), the Companies shall pay the following fees in full in advance upon the issuance of each Letter of Credit: (i) one percent (1.0%) of the Aggregate Face Amount of each standby Letter of Credit, and (ii) three-quarters of one percent (0.75%) of the Aggregate Face Amount of each documentary (i.e., commercial) Letter of Credit. Such Letter of Credit fees shall be deemed fully earned and non-refundable upon the issuance each such Letter of Credit, regardless of how long such Letters of Credit remain outstanding. Companies shall pay an additional fee equal one percent (1%) of the undrawn Aggregate Face Amount of any standby Letter of Credit that has an expiry date that exceeds one year (or is renewed for a period that exceeds the initial one-year period), which fee shall be due and payable in advance on each anniversary of the issuance date of such standby Letter of Credit. During a Default Period, Companies shall, at Wells Fargo option (exercised in Wells Fargo’s sole discretion), pay an additional fee equal to three percent (3.0%) per annum of the Aggregate Face Amount, commencing on the first day of the month in which the Default Period begins and continuing through the last day of such Default Period, or any shorter time period that Wells Fargo in its sole discretion may deem appropriate, without waiving any of its other rights and remedies, and such additional fee shall be due and payable on demand.

(j)	Letter of Credit Administrative Fees. Companies shall pay all administrative fees charged by Wells Fargo in connection with the honoring of drafts under any Letter of Credit, and any amendments to or transfers of any Letter of Credit, and any other activity with respect to the Letters of Credit at the current rates published by Wells Fargo for such services rendered on behalf of its customers generally.

(k)	Other Fees and Charges. Wells Fargo may impose additional fees and charges during a Default Period for (i) waiving an Event of Default, or (ii) the administration of Collateral by Wells Fargo. All such fees and charges shall be imposed at Wells Fargo’s sole discretion following oral notice to Company Funds Administrator on either an hourly, periodic, or flat fee basis, and in lieu of or in addition to imposing interest at the Default Rate, and Company Funds Administrator’s request for an Advance following such notice shall constitute Companies’ agreement to pay such fees and charges.

(l)	Termination Fees Following Refinance by Wells Fargo Bank Regional Commercial Banking Office or Another Lender. Notwithstanding paragraph (f) of this Section 1.7, if after December 31, 2009, the Line of Credit is refinanced in full by either a Wells Fargo Bank Regional Commercial Banking Office or another lender that has provided Qualified Refinancing (as defined below) and no Default Period is existing at the time of such refinancing, such refinance shall not be deemed a termination or prepayment resulting in the payment of termination fees, provided that with respect to such a refinancing by a Wells Fargo Bank Regional Commercial Banking Office, Companies agree, at the time of refinance, to the continued payment of comparable termination and/or prepayment fees in an amount no less than the amount set forth in this Agreement, in the event that any facilities subject to this Agreement at the time of the refinancing facilities are at a later date terminated early or prepaid. “Qualified Refinancing” means a bona fide financing offer made by a third-party lender that satisfies the following criteria (as determined by Wells Fargo): (i) such financing offer is in writing and signed by the third-party lender, such financing offer is sufficiently detailed to enable Wells Fargo to determine all material terms of such financing offer, and Wells Fargo has received complete copies of such financing offer not less than 30 days prior to the consummation of any such financing; (ii) such financing offer is sufficient to fully repay all Line of Credit Advances and replace all Letters of Credit issued under or in connection with this Agreement; and (iii) Wells Fargo shall have been provided with at least 30 days after receipt of all of the documents referred to clause (i) of this sentence to match such financing offer, and Wells Fargo has declined to match such offer within such 30-day period.

(m)	LIBOR Advance Breakage Fees. Companies may prepay any LIBOR Advance at any time in any amount, whether voluntarily or by acceleration; provided, however, that if the LIBOR Advance is prepaid, Companies shall pay Wells Fargo upon demand a LIBOR Advance breakage fee equal to the sum of the discounted monthly differences for each month from the month of prepayment through the month in which such Interest Period matures, calculated as follows for each such month:

(i)	Determine the amount of interest which would have accrued each month on the amount prepaid at the interest rate applicable to such amount had it remained outstanding until the last day of the applicable Interest Period.

(ii)	Subtract from the amount determined in (i) above the amount of interest which would have accrued for the same month on the amount prepaid for the remaining term of such Interest Period at LIBOR in effect on the date of prepayment for new loans made for such term in a principal amount equal to the amount prepaid.

(iii)	If the result obtained in (ii) for any month is greater than zero, discount that difference by LIBOR used in (ii) above.

Each Company acknowledges that prepayment of the Revolving Note may result in Wells Fargo incurring additional costs, expenses or liabilities, and that it is difficult to ascertain the full extent of such costs, expenses or liabilities. Companies agree to pay the above-described LIBOR Advance breakage fee and agrees that this amount represents a reasonable estimate of the LIBOR Advance breakage costs, expenses and/or liabilities of Wells Fargo.

1.8	Interest Accrual; Principal and Interest Payments; Computation.

(a)	Interest Payments and Interest Accrual. Accrued and unpaid interest under the Revolving Note on Floating Rate Advances shall be due and payable on the first day of each month (each an “Interest Payment Date”) and on the Termination Date, and shall be paid in the manner provided in Section 1.5(c). Interest shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the date of Advance to the Interest Payment Date. Interest accruing on any LIBOR Advance shall be due and payable on the last day of the applicable Interest Period and on the Termination Date; provided, however, for Interest Periods in excess of one month, interest shall nevertheless be due and payable monthly on the last day of each month, and on the last day of the Interest Period.

(b)	Payment of Revolving Note Principal. The principal amount of the Revolving Note shall be paid from time to time as provided in this Agreement, and shall be fully due and payable on the Termination Date.

(c)	Payments Due on Non-Business Days. If an Interest Payment Date or the Termination Date falls on a day which is not a Business Day, payment shall be made on the next Business Day, and interest shall continue to accrue during that time period.

(d)	Computation of Interest and Fees. Interest accruing on the unpaid principal amount of the Revolving Note and fees payable under this Agreement shall be computed on the basis of the actual number of days elapsed in a year of 360 days.

(e)	Liability Records. Wells Fargo shall maintain accounting and bookkeeping records of all Advances and payments under the Line of Credit and all other Indebtedness due to Wells Fargo in such form and content as Wells Fargo in its sole discretion deems appropriate. Wells Fargo’s calculation of current Indebtedness shall be presumed correct unless proven otherwise by Companies. Upon Wells Fargo’s request, Companies will admit and certify in a Record the exact principal balance of the Indebtedness that Companies then believe to be outstanding. Any billing statement or accounting provided by Wells Fargo shall be conclusive and binding unless Company Funds Administrator notifies Wells Fargo in a detailed Record of its intention to dispute the billing statement or accounting within 30 days of receipt.

1.9	Termination, Reduction or Non-Renewal of Line of Credit by Company Funds Administrator; Notice.

(a)	Termination by Company Funds Administrator after Advance Notice. Company Funds Administrator may terminate or reduce the Line of Credit at any time prior to the Maturity Date, if it (i) delivers an Authenticated Record notifying Wells Fargo of its intentions at least 90 days prior to the proposed Termination Date, (ii) pays Wells Fargo the termination fee set forth in Section 1.7(f), and (iii) pays the Indebtedness in full or down to the reduced Maximum Line Amount.

(b)

Termination by Company Funds Administrator without Advance Notice. If Company Funds Administrator fails to deliver Wells Fargo timely notice of its intention to terminate the Line of Credit or reduce the Maximum Line Amount as provided in Section 1.9(a), Company Funds Administrator may nevertheless terminate the Line of Credit or reduce the Maximum Line

Amount and pay the Indebtedness in full or down to the reduced Maximum Line Amount if it (i) pays the termination fee set forth in Section 1.7(f), and (ii) pays the Default Rate on the Revolving Note commencing on the 90th day prior to the proposed Termination Date and continuing through the date that Wells Fargo receives delivery of an Authenticated Record giving it actual notice of Company Funds Administrator’s intention to terminate.

(c)

Non-Renewal by Company Funds Administrator; Notice. If Company Funds Administrator does not wish Wells Fargo to consider renewal of the Line of Credit on the next Maturity Date, Company Funds Administrator shall deliver an Authenticated Record to Wells Fargo at least 90 days prior to the Maturity Date notifying Wells Fargo of its intention not to renew. If Company Funds Administrator fails to deliver to Wells Fargo such timely notice, then the Revolving Note shall accrue interest at the Default Rate commencing on the 90th day prior to the Maturity Date and continuing through the date that Wells Fargo receives delivery of an Authenticated Record giving it actual notice of Company Funds Administrator’s intention not to renew.

1.10	Letters of Credit

(a)	Issuance of Letters of Credit; Amount. Wells Fargo, subject to the terms and conditions of this Agreement, shall issue, on or after the date that Wells Fargo is obligated to make its first Advance under this Agreement and prior to the Termination Date, one or more irrevocable standby or documentary letters of credit (each, a “Letter of Credit”, and collectively, “Letters of Credit”) for Companies’ account. Wells Fargo will not issue any Letter of Credit if the face amount of the Letter of Credit would exceed the lesser of: (i) $7,500,000 less the L/C Amount, or (ii) the Borrowing Base, less an amount equal to aggregate unreimbursed Line of Credit Advances plus the L/C Amount.

(b)	Additional Letter of Credit Documentation. Prior to requesting issuance of a Letter of Credit, Companies shall first execute and deliver to Wells Fargo a Standby Letter of Credit Agreement or a Commercial Letter of Credit Agreement, as applicable, an L/C Application, and any other documents that Wells Fargo may request, which shall govern the issuance of the Letter of Credit and Companies’ obligation to reimburse Wells Fargo for any related Letter of Credit draws (the “Obligation of Reimbursement”).

(c)	Expiration. No Letter of Credit shall be issued that has an expiry date that is later than one (1) year from the date of issuance, or the Maturity Date in effect on the date of issuance, whichever is earlier.

(d)	Obligation of Reimbursement During Default Periods. If Companies are unable, due to the existence of a Default Period or for any other reason, to obtain an Advance to pay any Obligation of Reimbursement, Companies shall pay Wells Fargo on demand and in immediately available funds, the amount of the Obligation of Reimbursement together with interest, accrued from the date presentment of the underlying draft until reimbursement in full at the Default Rate. Wells Fargo is authorized, alternatively and in its sole discretion, to make an Advance in an amount sufficient to discharge the Obligation of Reimbursement and pay all accrued but unpaid interest and fees with respect to the Obligation of Reimbursement.

1.11

Special Account. If the Line of Credit is terminated for any reason while a Letter of Credit is outstanding, or if after prepayment of the Revolving Note the L/C Amount continues to exceed the Borrowing Base, then Companies shall promptly pay Wells

Fargo in immediately available funds for deposit to the Special Account, an amount equal, as the case may be, to either (a) the L/C Amount plus any anticipated fees and costs, or (b) the amount by which the L/C Amount exceeds the Borrowing Base. If Companies fail to pay these amounts promptly, then Wells Fargo may in its sole discretion make an Advance to pay these amounts and deposit the proceeds to the Special Account. The Special Account shall be an interest bearing account maintained with Wells Fargo or any other financial institution acceptable to Wells Fargo. Wells Fargo may in its sole discretion apply amounts on deposit in the Special Account to the Indebtedness. Companies may not withdraw amounts deposited to the Special Account until the Line of Credit has been terminated and all outstanding Letters of Credit have either been returned to Wells Fargo or have expired and the Indebtedness has been fully paid.

2.	SECURITY INTEREST AND OCCUPANCY OF COMPANIES’ PREMISES

2.1	Grant of Security Interest. Each Company hereby pledges, assigns and grants to Wells Fargo, for the benefit of Wells Fargo and as agent for Wells Fargo Merchant Services, L.L.C., a Lien and security interest (collectively referred to as the “Security Interest”) in the Collateral, as security for the payment and performance of all Indebtedness. Following request by Wells Fargo, each Company shall grant Wells Fargo, for the benefit of Wells Fargo and as agent for Wells Fargo Merchant Services, L.L.C., a Lien and security interest in all commercial tort claims that it may have against any Person.

2.2	Notifying Account Debtors and Other Obligors; Collection of Collateral. Wells Fargo may at any time (whether or not a Default Period then exists) deliver a Record giving an account debtor or other Person obligated to pay an Account, a General Intangible, or other amount due, notice that the Account, General Intangible, or other amount due has been assigned to Wells Fargo for security and must be paid directly to Wells Fargo. Each Company shall join in giving such notice and shall Authenticate any Record giving such notice upon Wells Fargo’s request. After any Company or Wells Fargo gives such notice, Wells Fargo may, but need not, in Wells Fargo’s or in such Company’s name, demand, sue for, collect or receive any money or property at any time payable or receivable on account of, or securing, such Account, General Intangible, or other amount due, or grant any extension to, make any compromise or settlement with or otherwise agree to waive, modify, amend or change the obligations (including collateral obligations) of any account debtor or other obligor. Wells Fargo may, in Wells Fargo’s name or in any Company’s name, as any such Company’s agent and attorney-in-fact, notify the United States Postal Service to change the address for delivery of such Company’s mail to any address designated by Wells Fargo, otherwise intercept such Company’s mail, and receive, open and dispose of such Company’s mail, applying all Collateral as permitted under this Agreement and holding all other mail for such Company’s account or forwarding such mail to such Company’s last known address.

2.3

Assignment of Insurance. As additional security for the Indebtedness, each Company hereby assigns to Wells Fargo and to Wells Fargo Merchant Services, L.L.C., all rights of each Company under every policy of insurance covering the Collateral and all business records and other documents relating to it, and all monies (including proceeds and refunds) that may be payable under any policy, and each Company hereby directs the issuer of each policy to pay all such monies directly to Wells Fargo. At any time, whether or not a Default Period then exists, Wells Fargo may (but need not), in Wells Fargo’s or any Company’s name, execute and deliver proofs of claim, receive payment of proceeds and endorse checks and other instruments representing payment of the policy of insurance, and adjust, litigate, compromise or release claims against the issuer of any policy. Any monies received under any insurance policy assigned to Wells Fargo, other than liability insurance policies, or received as payment of any award or compensation for condemnation or taking by eminent domain, shall be paid to Wells Fargo and, as determined by Wells Fargo in its sole discretion, either be applied to prepayment of the Indebtedness or disbursed to a Company under staged payment terms reasonably satisfactory to Wells Fargo for application to the cost of repairs, replacements, or restorations which shall be effected with reasonable promptness and shall be of a value at least equal to the value of the items or property destroyed.

2.4	Companies’ Premises

(a)	Wells Fargo’s Right to Occupy each Company’s Premises. Each Company hereby grants to Wells Fargo the right, at any time during a Default Period and without notice or consent, to take exclusive possession of all locations where each Company conducts its business or has any rights of possession, including the locations described on Exhibit B (the “Premises”), until the earlier of (i) payment in full and discharge of all Indebtedness and termination of the Line of Credit, or (ii) final sale or disposition of all items constituting Collateral and delivery of those items to purchasers.

(b)	Wells Fargo’s Use of each Company’s Premises. Wells Fargo may use the Premises to store, process, manufacture, sell, use, and liquidate or otherwise dispose of items that are Collateral, and for any other incidental purposes deemed appropriate by Wells Fargo in good faith.

(c)	Each Company’s Obligation to Reimburse Wells Fargo. Wells Fargo shall not be obligated to pay rent or other compensation for the possession or use of any Premises, but if Wells Fargo elects to pay rent or other compensation to the owner of any Premises in order to have access to the Premises, then each Company shall promptly reimburse Wells Fargo all such amounts, as well as all taxes, fees, charges and other expenses at any time payable by Wells Fargo with respect to the Premises by reason of the execution, delivery, recordation, performance or enforcement of any terms of this Agreement.

2.5	License. Without limiting the generality of any other Security Document, each Company hereby grants to Wells Fargo a non-exclusive, worldwide and royalty-free license to use or otherwise exploit all Intellectual Property Rights of each Company for the purpose of: (a) completing the manufacture of any in-process materials during any Default Period so that such materials become saleable Inventory, all in accordance with the same quality standards previously adopted by each Company for its own manufacturing and subject to each Company’s reasonable exercise of quality control; and (b) selling, leasing or otherwise disposing of any or all Collateral during any Default Period.

2.6

Financing Statements. Each Company authorizes Wells Fargo to file financing statements describing Collateral to perfect Wells Fargo’s Security Interest in the Collateral, and Wells Fargo may describe the Collateral as “all personal property” or “all assets” or describe specific items of Collateral including commercial tort claims as Wells Fargo may consider necessary or useful to perfect the Security Interest. All financing statements filed before the date of this Agreement to perfect the Security

Interest were authorized by each Company and are hereby re-authorized. Following the termination of the Line of Credit and payment of all Indebtedness, Wells Fargo shall, at each Company’s expense and within the time periods required under applicable law, release or terminate any filings or other agreements that perfect the Security Interest.

2.7	Setoff. Wells Fargo may at any time, in its sole discretion and without demand or notice to anyone, setoff any liability owed to any Company by Wells Fargo against any Indebtedness, whether or not due.

2.8	Collateral Related Matters. This Agreement does not contemplate a sale of Accounts or chattel paper, and, as provided by law, each Company is entitled to any surplus and shall remain liable for any deficiency. Wells Fargo’s duty of care with respect to Collateral in its possession (as imposed by law) will be deemed fulfilled if it exercises reasonable care in physically keeping such Collateral, or in the case of Collateral in the custody or possession of a bailee or other third Person, exercises reasonable care in the selection of the bailee or third Person, and Wells Fargo need not otherwise preserve, protect, insure or care for such Collateral. Wells Fargo shall not be obligated to preserve rights Companies may have against prior parties, to liquidate the Collateral at all or in any particular manner or order or apply the Proceeds of the Collateral in any particular order of application. Wells Fargo has no obligation to clean-up or prepare Collateral for sale. Each Company waives any right it may have to require Wells Fargo to pursue any third Person for any of the Indebtedness.

2.9	Notices Regarding Disposition of Collateral. If notice to any Company of any intended disposition of Collateral or any other intended action is required by applicable law in a particular situation, such notice will be deemed commercially reasonable if given in the manner specified in Section 7.4 at least ten calendar days before the date of intended disposition or other action.

3.	CONDITIONS PRECEDENT

3.1	Conditions Precedent to Initial Advance and Issuance of Initial Letter of Credit. Wells Fargo’s obligation to make the initial Advance or issue the first Letter of Credit shall be subject to the condition that Wells Fargo shall have received this Agreement and each of the Loan Documents, and any document, agreement, or other item described in or related to this Agreement, and all fees and information described in Exhibit C, executed and in form and content satisfactory to Wells Fargo.

3.2	Additional Conditions Precedent to All Advances and Letters of Credit. Wells Fargo’s obligation to make any Advance (including the initial Advance) or issue any Letter of Credit shall be subject to the further additional conditions: (a) that the representations and warranties described in Exhibit D are correct on the date of the Advance or the issuance of the Letter of Credit, except to the extent that such representations and warranties relate solely to an earlier date; and (b) that no event has occurred and is continuing, or would result from the requested Advance or issuance of the Letter of Credit that would result in an Event of Default.

4.	REPRESENTATIONS AND WARRANTIES

To induce Wells Fargo to enter into this Agreement, each Company makes the representations and warranties described in Exhibit D. Any request for an Advance will be deemed a representation by each Company that all representations and warranties described in Exhibit D are true, correct, and complete as of the time of the request, unless they relate exclusively to an earlier date. Each Company shall promptly deliver a Record notifying Wells Fargo of any change in circumstance that would affect the accuracy of any representation or warranty, unless the representation and warranty specifically relates to an earlier date.

5.	COVENANTS

So long as the Indebtedness remains unpaid, or the Line of Credit has not been terminated, each Company shall comply with each of the following covenants, unless Wells Fargo shall consent otherwise in an Authenticated Record delivered to the applicable Company.

5.1	Reporting Requirements. Companies shall deliver to Wells Fargo the following information, compiled where applicable using GAAP consistently applied, in form and content acceptable to Wells Fargo:

(a)	Annual Financial Statements. As soon as available and in any event within 95 days after Companies’ fiscal year end, Companies’ audited financial statements prepared by an independent public accounting firm acceptable to Wells Fargo, which shall include Companies’ balance sheet, income statement, and statement of retained earnings and cash flows prepared on a consolidated and, if requested by Wells Fargo, consolidating basis. The annual financial statements shall be accompanied by a certificate (the “Compliance Certificate”) in the form of Exhibit E that is signed by Companies’ chief financial officer.

Each Compliance Certificate that accompanies an annual financial statement shall also be accompanied by (i) copies of all management letters prepared by Companies’ accountants; and (ii) a report signed by the accountant stating that in making the investigations necessary to render the opinion, the accountant obtained no knowledge, except as specifically stated, of any Event of Default under the Agreement, and a detailed statement, including computations, demonstrating whether or not Companies are in compliance with the financial covenants of this Agreement.

(b)	Monthly Financial Statements. As soon as available and in any event within 25 days after the end of each month, a Companies-prepared balance sheet, income statement, and statement of retained earnings prepared for that month and for the year–to-date period then ended, prepared on a consolidated and, if requested by Wells Fargo, consolidating basis to include each Company’s Affiliates, and stating in comparative form the figures for the corresponding date and periods in the prior fiscal year, subject to year-end adjustments. The financial statements shall be accompanied by a Compliance Certificate in the form of Exhibit E that is signed by Companies’ chief financial officer.

(c)

Collateral Reports. No later than 15 days after each month end (or more frequently if Wells Fargo shall request it), detailed agings of Companies’ accounts receivable and accounts payable, a detailed inventory report (including the locations and categories of Inventory at each location), a calculation of Companies’ Accounts, Eligible Accounts, Inventory and Eligible Inventory, a report as to in-transit inventory and the status of (including location) of in-transit inventory, a report on all accrued royalty, marketing, license, and similar payments owing to any licensor of a patent, trademark, copyright, or similar right, a report on all inventory close-out items, and a general ledger trial balance report, in each case as of the end of that month or shorter time period requested by Wells Fargo.

(d)	Projections. No later than 30 days prior to each fiscal year end, Companies’ projected balance sheet, income statement, and statement of retained earnings and cash flows for each month of the next fiscal year, certified to have been prepared in good faith and on the basis of reasonable assumptions by Companies’ chief financial officer and accompanied by a statement of assumptions and supporting schedules and information.

(e)	Supplemental Reports. Weekly, or more frequently if Wells Fargo requests, Companies’ standard form of “daily collateral report”, together with accounts receivable schedules, collection reports, adjustments to accounts receivable, copies of the three (3) largest invoices issued during the previous week together with copies of any other invoices in excess of $200,000 issued during such week, and shipment documents and delivery receipts (or proof of customer pickup) for goods sold to account debtors for the three (3) largest sales of goods during the previous week and copies of shipment documents and delivery receipts for any other sales in excess of $200,000 during such week. Notwithstanding the foregoing, on and after January 1, 2009, the reporting required by this paragraph (e) shall be changed to a monthly basis (and due no later than 15 days after each month end) if (A) no Default Period is existing, (B) Companies are performing in accordance with financial projections submitted by Companies to Wells Fargo, and (C) Companies maintain Excess Availability of not less than $2,000,000 at all times (the continued satisfaction of such conditions is referred to as the “Monthly Collateral Reporting Period”).

(f)	Litigation. No later than three (3) Business Days after discovery, a Record notifying Wells Fargo of any litigation or other proceeding before any court or governmental agency which seeks a monetary recovery against any Company in excess of $100,000.

(g)	Intellectual Property. (i) No later than 30 days before it acquires material Intellectual Property Rights, a Record notifying Wells Fargo of any Company’s intention to acquire such rights; (ii) except for transfers permitted under Section 5.18, no later than 30 days before it disposes of material Intellectual Property Rights, a Record notifying Wells Fargo of any Company’s intention to dispose of such rights, along with copies of all proposed documents and agreements concerning the disposal of such rights as requested by Wells Fargo; (iii) promptly upon discovery, a Record notifying Wells Fargo of (A) any Infringement of any Company’s Intellectual Property Rights by any Person, (B) claims that any Company is Infringing another Person’s Intellectual Property Rights and (C) any threatened cancellation, termination or material limitation of any Company’s Intellectual Property Rights; and (iv) promptly upon receipt, copies of all registrations and filings with respect to any Company’s Intellectual Property Rights.

(h)	Defaults. No later than three days after learning of the probable occurrence of any Event of Default, a Record notifying Wells Fargo of the Event of Default and the steps being taken by Companies to cure the Event of Default.

(i)

Disputes. Promptly upon discovery, a Record notifying Wells Fargo of (i) any disputes or claims by any Company’s customers exceeding $100,000 individually or $150,000 in the aggregate during any fiscal year; (ii) credit memos not previously reported in Section 5.1(e); and (iii) any goods returned to or recovered by any Company outside of the ordinary course of business which have a book value, individually or in the aggregate, in excess of $50,000.

(j)	Changes in Officers and Directors. Promptly following occurrence, a Record notifying Wells Fargo of any change in the persons constituting any Company’s Officers and Directors.

(k)	Collateral. Promptly upon discovery, a Record notifying Wells Fargo of any loss of or material damage to any Collateral or of any substantial adverse change in any Collateral or the prospect of its payment.

(l)	Commercial Tort Claims. Promptly upon discovery, a Record notifying Wells Fargo of any commercial tort claims brought by any Company against any Person, including the name and address of each defendant, a summary of the facts, an estimate of such Company’s damages, copies of any complaint or demand letter submitted by such Company, and such other information as Wells Fargo may request.

(m)	Reports to Owners. Promptly upon distribution, copies of all financial statements, reports and proxy statements which any Company shall have sent to its Owners.

(n)	Tax Returns of Companies. No later than 30 days after they are required to be filed (inclusive of any extension periods), copies of each Company’s signed and dated state and federal income tax returns and all related schedules, and copies of any extension requests.

(o)	Tax Returns and Personal Financial Statements of Owners and Guarantors. [INTENTIONALLY OMITTED].

(p)	Violations of Law. No later than three days after discovery of any violation, a Record notifying Wells Fargo of any Company’s violation of any law, rule or regulation, the non-compliance with which would have a Material Adverse Effect on Company.

(q)	Pension Plans. (i) Promptly upon discovery, and in any event within 30 days after any Company knows or has reason to know that any Reportable Event with respect to any Pension Plan has occurred, a Record authenticated by Companies’ chief financial officer notifying Wells Fargo of the Reportable Event in detail and the actions which Companies propose to take to correct the deficiency, together with a copy of any related notice sent to the Pension Benefit Guaranty Corporation; (ii) promptly upon discovery, and in any event within 10 days after any Company fails to make a required quarterly Pension Plan contribution under Section 412(m) of the IRC, a Record authenticated by the Companies’ chief financial officer notifying Wells Fargo of the failure in detail and the actions that Companies will take to cure the failure, together with a copy of any related notice sent to the Pension Benefit Guaranty Corporation; and (iii) promptly upon discovery, and in any event within 10 days after any Company knows or has reason to know that it may be liable or may be reasonably expected to have liability for any withdrawal, partial withdrawal, reorganization or other event under any Multiemployer Plan under Sections 4201 or 4243 of ERISA, a Record authenticated by Companies’ chief financial officer notifying Wells Fargo of the details of the event and the actions that Companies propose to take in response.

(r)	Other Reports. From time to time, with reasonable promptness, all receivables schedules, inventory reports, collection reports, deposit records, equipment schedules, invoices to account debtors, shipment documents and delivery receipts for goods sold, and such other materials, reports, records or information as Wells Fargo may request.

5.2	Financial Covenants. Companies agree to comply with the financial covenants described below, which shall be calculated using GAAP consistently applied, except as they may be otherwise modified by the following capitalized definitions:

(a)	Minimum Net Income. Companies shall achieve Net Income of not less than the amount set forth below for each period set forth below (numbers appearing between “< >“ are negative):

Period	Minimum Net Income
Six-month period ending June 30, 2008	$	<1,900,000>
Three-month period ending September 30, 2008		$500,000
Six-month period ending December 31, 2008		$2,000,000

With respect to the six-month period ending June 30, 2008 only, Net Income may be adjusted on a dollar-for-dollar basis for Companies’ write-off (occurring during the six-month period ending June 30, 2008) of unamortized loan closing costs incurred in connection with Companies’ credit facilities prior to the Line of Credit represented by this Agreement.

(b)	Capital Expenditures. Companies shall not incur or contract to incur unfinanced Capital Expenditures of more than the following: (i) $850,000 during the six-month period ending June 30, 2008; (ii) $900,000 during the nine-month period ending September 30, 2008; and (iii) $900,000 during the twelve-month period ending December 31, 2008. With respect to periods after December 31, 2008, the Companies and Wells Fargo shall undertake reasonable efforts to agree on limits on unfinanced Capital Expenditures for such future periods based upon the Companies’ projections required to be delivered to Wells Fargo under Section 5.1(d). If the Companies and Wells Fargo are unable to timely agree to such limits on unfinanced Capital Expenditures for any period after December 31, 2008, the Companies shall not incur or contract to incur unfinanced Capital Expenditures for any calendar quarter after December 31, 2008 of more than $50,000 per each such quarter.

(c)	Stop Loss. If the Companies and Wells Fargo have not agreed to a new minimum Net Income requirement under Section 5.2(a) above for any period after December 31, 2008, the Companies shall comply with the following covenant during any such period: Companies’ Net Income shall not be less than (i) $<350,000> during any fiscal quarter, or (ii) $<600,000> on a fiscal year to date basis (measured as of the end of each fiscal quarter). With respect to the foregoing sentence, numbers appearing between “<>“ are negative.

5.3	Other Liens and Permitted Liens.

(a)	Other Liens; Permitted Liens. Companies shall not create, incur or suffer to exist any Lien upon any of their assets, now owned or later acquired, as security for any indebtedness, with the exception of the following (each a “Permitted Lien”; collectively, “Permitted Liens”): (i) In the case of real property, covenants, restrictions, rights, easements and minor irregularities in title which do not materially interfere with Companies’ business or operations as presently conducted; (ii) Liens in existence on the date of this Agreement that are described in Exhibit F and secure indebtedness for borrowed money permitted under Section 5.4; (iii) The Security Interest and Liens created by the Security Documents; (iv) purchase money Liens or capitalized lease obligations for the acquisition of machinery and equipment (including vehicles) of the Companies not exceeding the lesser of cost or fair market value thereof, provided such obligations are subject to the limitation set forth in Section 5.4(d); and (v) Liens in respect of judgments or awards, individually or in the aggregate of less than $100,000, for which appeals or proceedings for review are being prosecuted and in respect of which a stay of execution upon any such appeal or proceeding for review shall have been secured and with respect to which Wells Fargo’s security interest in the Collateral (securing all of the Indebtedness) remains senior in priority to any such Liens, provided that (A) such Person shall have established adequate reserves for such judgments or awards in accordance with GAAP, (B) such judgments or awards shall be fully insured (subject to deductibles) and the insurer shall not have denied coverage, or (C) such judgments or awards shall have been bonded to the satisfaction of Wells Fargo.

(b)	Financing Statements. Companies shall not authorize the filing of any financing statement by any Person as Secured Party with respect to any of Companies’ assets, other than Wells Fargo or in connection with Permitted Liens. Companies shall not amend any financing statement filed by Wells Fargo as Secured Party except as permitted by law.

5.4	Indebtedness. Companies shall not incur, create, assume or permit to exist any indebtedness or liability on account of deposits or letters of credit issued on Companies’ behalf, or advances or any indebtedness for borrowed money of any kind, whether or not evidenced by an instrument, except: (a) Indebtedness described in this Agreement; (b) indebtedness of Companies described in Exhibit F; (c) indebtedness secured by Permitted Liens; and (d) indebtedness incurred in connection with Capital Expenditures to the extent (i) the aggregate amount of such outstanding indebtedness (including capital leases) does not exceed $200,000 at any time, and (ii) such indebtedness is either unsecured or secured only by the Capital Expenditures financed by such indebtedness.

5.5	Guaranties. Companies shall not assume, guarantee, endorse or otherwise become directly or contingently liable for the obligations of any Person, except: (a) the endorsement of negotiable instruments by Companies for deposit or collection or similar transactions in the ordinary course of business; (b) guaranties, endorsements and other direct or contingent liabilities in connection with the obligations of other Persons in existence on the date of this Agreement and described in Exhibit F; and (c) any guaranty of another Company’s obligations if such other obligations are otherwise permitted under this Agreement.

5.6	Investments and Subsidiaries. Companies shall not make or permit to exist any loans or advances to, or make any investment or acquire any interest whatsoever in, any Person or Affiliate, including any partnership or joint venture, nor purchase or hold beneficially any stock or other securities or evidence of indebtedness of any Person or Affiliate, except:

(a)	Investments in direct obligations of the United States of America or any of its political subdivisions whose obligations constitute the full faith and credit obligations of the United States of America and have a maturity of one year or less, commercial paper issued by U.S. corporations rated “A-1” or “A-2” by Standard & Poor’s Ratings Services or “P-1” or “P-2” by Moody’s Investors Service or certificates of deposit or bankers’ acceptances having a maturity of one year or less issued by members of the Federal Reserve System having deposits in excess of $100,000,000 (which certificates of deposit or bankers’ acceptances are fully insured by the Federal Deposit Insurance Corporation);

(b)	Travel advances or loans to Companies’ Officers and employees not exceeding at any one time an aggregate of $50,000;

(c)	Prepaid rent not exceeding one month or security deposits;

(d)	Current investments in those Subsidiaries in existence on the date of this Agreement which are identified on Exhibit D, or investments by one Company into another Company; and

(e)	Advances by and between the Companies.

5.7	Dividends and Distributions. Companies shall not declare or pay any dividends (other than dividends made by one Company solely to another Company) on any class of its stock, or make any payment on account of the purchase, redemption or retirement of any shares of its stock, or other securities or evidence of its indebtedness or make any distribution regarding its stock, either directly or indirectly; provided, however, that on and after July 1, 2009, Phoenix Footwear may redeem or repurchase it capital stock from time to time so long as the following conditions precedent are satisfied: (i) the Maximum Line Amount has been increased to $20,000,000 in accordance with the terms and conditions of this Agreement; (ii) no Default Period is existing or would result from such stock redemption or repurchase; (iii) the aggregate amount of consideration paid for such stock redemptions and repurchases shall not exceed $2,500,000, (iv) the consideration paid for such stock redemptions or repurchases shall not exceed the fair market value of such stock at the time of redemption or repurchase; and (v) Excess Availability after giving effect to any stock redemption or repurchase shall be equal to or greater than $1,500,000.

5.8	Salaries. Companies shall not pay excessive or unreasonable salaries, bonuses, commissions, consultant fees or other compensation; provided that so long as the compensation committee of Phoenix Footwear’s board of directors reviews and approves the compensation for the Companies’ Officers, such approved compensation will not be considered excessive or unreasonable.

5.9	Key Person Life Insurance. [INTENTIONALLY OMITTED].

5.10	Books and Records; Collateral Examination; Inspection and Appraisals.

(a)	Books and Records; Inspection. Companies shall keep complete and accurate books and records with respect to the Collateral and Companies’ business and financial condition and any other matters that Wells Fargo may request, in accordance with GAAP. Companies shall permit any employee, attorney, accountant or other agent of Wells Fargo to audit, review, make extracts from and copy any of their books and records at any time during ordinary business hours, and to discuss Companies’ affairs with any of their Directors, Officers, employees, Owners or agents.

(b)	Authorization to Companies’ Agents to Make Disclosures to Wells Fargo. Companies authorize all accountants and other Persons acting as their agent to disclose and deliver to Wells Fargo’s employees, accountants, attorneys and other Persons acting as its agent, at Companies’ expense, all financial information, books and records, work papers, management reports and other information in their possession regarding Companies.

(c)	Collateral Exams and Inspections. Companies shall permit Wells Fargo’s employees, accountants, attorneys or other Persons acting as its agent, to examine and inspect any Collateral or any other property of Companies at any time during ordinary business hours.

(d)	Collateral Appraisals. Wells Fargo may also obtain, from time to time, at Companies’ expense, an appraisal of each Company’s Collateral, by an appraiser acceptable to Wells Fargo in its sole discretion; provided that so long as no Default Period exists, Wells Fargo will not charge Companies for more than (i) two such appraisals during the one-year period after the date of this Agreement, or (ii) one such appraisal for each one-year period thereafter.

5.11	Account Verification; Payment of Permitted Liens.

(a)	Account Verification. Wells Fargo or its agents may (i) contact account debtors and other obligors at any time to verify Companies’ Accounts; and (ii) require Companies to send requests for verification of Accounts or send notices of assignment of Accounts to account debtors and other obligors.

(b)	Covenant to Pay Permitted Liens. Companies shall pay when due each account payable due to any Person holding a Permitted Lien (as a result of such payable) on any Collateral.

5.12	Compliance with Laws.

(a)	General Compliance with Applicable Law; Use of Collateral. Companies shall (i) comply, and cause each Subsidiary to comply, with the requirements of applicable laws and regulations, the non-compliance with which would have a Material Adverse Effect on its business or its financial condition and (ii) use and keep the Collateral, and require that others use and keep the Collateral, only for lawful purposes, without violation of any federal, state or local law, statute or ordinance.

(b)	Compliance with Federal Regulatory Laws. Companies shall (i) prohibit, and cause each Subsidiary to prohibit, any Person that is an Owner or Officer from being listed on the Specially Designated Nationals and Blocked Person List or other similar lists maintained by the Office of Foreign Assets Control (“OFAC”), the Department of the Treasury or included in any Executive Orders, (ii) not permit the proceeds of the Line of Credit or any other financial accommodation extended by Wells Fargo to be used in any way that violates any foreign asset control regulations of OFAC or other applicable law, (iii) comply, and cause each Subsidiary to comply, with all applicable Bank Secrecy Act laws and regulations, as amended from time to time, and (iv) otherwise comply with the USA Patriot Act and Wells Fargo’s related policies and procedures.

(c)	Compliance with Environmental Laws. Companies shall (i) comply, and cause each Subsidiary to comply, with the requirements of applicable Environmental Laws and obtain and comply with all permits, licenses and similar approvals required by them, and (ii) not generate, use, transport, treat, store or dispose of any Hazardous Substances in such a manner as to create any material liability or obligation under the common law of any jurisdiction or any Environmental Law.

5.13	Payment of Taxes and Other Claims. Companies shall pay or discharge, when due, and cause each Subsidiary to pay or discharge, when due, (a) all taxes, assessments and governmental charges levied or imposed upon it or upon its income or profits, upon any properties belonging to it (including the Collateral) or upon or against the creation, perfection or continuance of the Security Interest, prior to the date on which penalties attach, (b) all federal, state and local taxes required to be withheld by it, and (c) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a Lien upon any properties of Companies, although Companies shall not be required to pay any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith by appropriate proceedings and for which proper reserves have been made.

5.14	Maintenance of Collateral and Properties.

(a)	Companies shall keep and maintain the Collateral and all of their other properties necessary or useful in their business in good condition, repair and working order (normal wear and tear excepted) and will from time to time replace or repair any worn, defective or broken parts, although Companies may discontinue the operation and maintenance of any properties if Companies believe that such discontinuance is desirable to the conduct of their business and not disadvantageous in any material respect to Wells Fargo. Companies shall take all commercially reasonable steps necessary to protect and maintain their Intellectual Property Rights.

(b)	Companies shall defend the Collateral against all Liens, claims and demands of all third Persons claiming any interest in the Collateral. Companies shall keep all Collateral free and clear of all Liens except Permitted Liens. Companies shall take all commercially reasonable steps necessary to prosecute any Person Infringing their Intellectual Property Rights and to defend themselves against any Person accusing any Company of Infringing any Person’s Intellectual Property Rights.

5.15

Insurance. Each Company shall at all times maintain insurance with insurers acceptable to Wells Fargo, in such amounts, on such terms (including any deductibles) and against such risks as Wells Fargo may require, in such amounts and against such risks as is usually carried by companies engaged in similar business and owning similar properties in the same geographical areas in which each Company operates. Each Company shall also, at all times and without limitation maintain business interruption insurance (including force majeure coverage) and keep all tangible Collateral insured against risks of fire (including so-called extended coverage), theft, collision (for Collateral consisting of motor vehicles) and such other risks and in such amounts as Wells Fargo may reasonably request, with any loss payable to Wells Fargo to the extent of its interest, and all such policies of insurance shall contain a lender’s loss payable endorsement for the benefit of Wells Fargo. All policies of liability insurance shall name Wells Fargo as an additional insured.

5.16	Preservation of Existence. Each Company shall preserve and maintain its existence and all of its rights, privileges and franchises necessary or desirable in the normal conduct of its business and shall conduct its business in an orderly, efficient and regular manner.

5.17	Delivery of Instruments, etc. Upon request by Wells Fargo, Companies shall promptly deliver to Wells Fargo in pledge all instruments, documents and chattel paper constituting Collateral, endorsed or assigned by each applicable Company.

5.18	Sale or Transfer of Assets; Suspension of Business Operations. Companies shall not sell, lease, assign, transfer or otherwise dispose of (a) the stock of any Subsidiary, (b) all or a substantial part of their assets, or (c) any Collateral or any interest in Collateral (whether in one transaction or in a series of transactions) to any other Person other than the sale of Inventory in the ordinary course of business and shall not liquidate, dissolve or suspend business operations. Companies shall not transfer any part of its ownership interest in any Intellectual Property Rights and shall not permit their rights as licensee of Licensed Intellectual Property to lapse, except that Companies may transfer such rights or permit them to lapse if they have reasonably determined that such Intellectual Property Rights are no longer useful in their business. Companies shall not license any other Person to use any of Companies’ Intellectual Property Rights, except that Companies may grant licenses in the ordinary course of their business in connection with sales of Inventory or the provision of services to their customers.

5.19	Consolidation and Merger; Asset Acquisitions. No Company shall consolidate with or merge into any other entity, or permit any other entity to merge into it, or acquire (in a transaction analogous in purpose or effect to a consolidation or merger) all or substantially all of the assets of any other entity; provided that one Company may merge into another Company (provided, further, that Companies shall provide Wells Fargo with written notice of any such merger, together with copies of the merger documents, within 15 days after the completion of any such merger between one Company and another Company).

5.20	Sale and Leaseback. Companies shall not enter into any arrangement, directly or indirectly, with any other Person pursuant to which any Company shall sell or transfer any real or personal property, whether owned now or acquired in the future, and then rent or lease all or part of such property or any other property which such Company intends to use for substantially the same purpose or purposes as the property being sold or transferred.

5.21	Restrictions on Nature of Business. Companies will not engage in any line of business materially different from that presently engaged in by Companies, and will not purchase, lease or otherwise acquire assets not related to their business.

5.22	Accounting. Companies will not adopt any material change in accounting principles except as required by GAAP, consistently applied. Companies will not change their fiscal year.

5.23	Discounts, etc. After notice from Wells Fargo, Companies will not grant any discount, credit or allowance to any customer of Companies or accept any return of goods sold. Companies will not at any time modify, amend, subordinate, cancel or terminate any Account, other than in the ordinary course of business of the Companies consistent with past practice so long as no Default Period is existing.

5.24	Pension Plans. Except as disclosed to Wells Fargo in a Record prior to the date of this Agreement, neither Companies nor any ERISA Affiliate will (a) adopt, create, assume or become party to any Pension Plan, (b) become obligated to contribute to any Multiemployer Plan, (c) incur any obligation to provide post-retirement medical or insurance benefits with respect to employees or former employees (other than benefits required by law) or (d) amend any Plan in a manner that would materially increase its funding obligations.

5.25	Place of Business; Name. Companies will not transfer their chief executive office or principal place of business, or move, relocate, close or sell any business Premises. Companies will not permit any tangible Collateral or any records relating to the Collateral to be located in any state or area in which, in the event of such location, a financing statement covering such Collateral would be required to be, but has not in fact been, filed in order to perfect the Security Interest. Companies will not change their respective names or jurisdictions of organization.

5.26	Constituent Documents; S Corporation Status. Companies will not amend their Constituent Documents. Companies will not become subchapter S corporations.

5.27	Performance by Wells Fargo. If any Company fails to perform or observe any of its obligations under this Agreement at any time, Wells Fargo may, but need not, perform or observe them on behalf of Companies and may, but need not, take any other actions which Wells Fargo may reasonably deem necessary to cure or correct this failure; and Companies shall pay Wells Fargo upon demand the amount of all costs and expenses (including reasonable attorneys’ fees and legal expense) incurred by Wells Fargo in performing these obligations, together with interest on these amounts at the Default Rate.

5.28	Wells Fargo Appointed as Company’s Attorney in Fact. To facilitate Wells Fargo’s performance or observance of Companies’ obligations under this Agreement, each Company hereby irrevocably appoints Wells Fargo and Wells Fargo’s agents, as such Company’s attorney in fact (which appointment is coupled with an interest) with the right (but not the duty) to create, prepare, complete, execute, deliver, endorse or file on behalf of such Company any instruments, documents, assignments, security agreements, financing statements, applications for insurance and any other agreements or any Record required to be obtained, executed, delivered or endorsed by such Company in accordance with the terms of this Agreement.

6.	EVENTS OF DEFAULT AND REMEDIES

6.1	Events of Default. An “Event of Default” means any of the following:

(a)	Any Company fails to pay the amount of any Indebtedness on the date that it becomes due and payable;

(b)	Any Company fails to observe or perform any covenant or agreement of Companies set forth in this Agreement, or in any of the Loan Documents, or in any other document or agreement described in or related to this Agreement or to any Indebtedness;

(c)	An Overadvance arises as the result of any reduction in the Borrowing Base, or arises in any manner or on terms not otherwise approved of in advance by Wells Fargo in a Record that it has Authenticated and is not paid within two (2) Business Days;

(d)	An event of default or termination event (however defined) occurs under any swap, derivative, foreign exchange, hedge or any similar transaction or arrangement entered into between any Company and Wells Fargo;

(e)	A Change of Control shall occur;

(f)	Any Company or any Guarantor becomes insolvent or admits in a Record an inability to pay debts as they mature, or any Company or any Guarantor makes an assignment for the benefit of creditors; or any Company or any Guarantor applies for or consents to the appointment of any receiver, trustee, or similar officer for the benefit of any Company or any Guarantor, or for any of their properties; or any receiver, trustee or similar officer is appointed without the application or consent of any Company or any Guarantor; or any judgment, writ, warrant of attachment or execution or similar process is issued or levied against a substantial part of the property of any Company or any Guarantor;

(g)	(i) Any Company or any Guarantor files a petition under any chapter of the United States Bankruptcy Code or under the laws of any other jurisdiction naming any Company or any Guarantor as debtor; (ii) any such petition is instituted against any Company or any Guarantor, and such petition has not been dismissed within 45 days of the filing thereof; provided that during any such 45-day period, Wells Fargo shall have no obligation to continue making Advances or issuing Letters of Credit (iii) any Company or any Guarantor institutes (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, reorganization, debt arrangement, dissolution, liquidation or similar proceeding under the laws of any jurisdiction; or (iv) any such proceeding is instituted (by petition, application or otherwise) against any Company or any Guarantor, and such proceeding has not been dismissed within 45 days of the filing thereof provided that during any such 45-day period, Wells Fargo shall have no obligation to continue making Advances or issuing Letters of Credit.

(h)	Any representation or warranty made by any Company in this Agreement or by any Guarantor in any Guaranty, or by any Company (or any of its Officers) or any Guarantor in any agreement, certificate, instrument or financial statement or other statement delivered to Wells Fargo in connection with this Agreement or pursuant to such Guaranty is untrue or misleading in any material respect when delivered to Wells Fargo;

(i)	A final, non-appealable arbitration award, judgment, or decree or order for the payment of money is entered against any Company which is not fully covered by insurance (other than deductibles not to exceed $150,000 in the aggregate) in excess of $150,000 and such arbitration award, judgment, decree or order remains unsatisfied and in effect for any period of 30 consecutive days without a stay of execution; provided that during any such 30-day period, Wells Fargo shall have no obligation to continue making Advances or issuing Letters of Credit if such Advance or Indebtedness associated with the Letter(s) of Credit would not be secured by a first priority perfected security interest in the Collateral;

(j)	Any Company is in default with respect to any bond, debenture, note or other evidence of indebtedness, individually or in the aggregate exceeding $150,000, issued by any Company that is held by any third Person other than Wells Fargo, or under any instrument under which any such evidence of indebtedness has been issued or by which it is governed, or under any material lease or other contract, and the applicable grace period, if any, has expired, regardless of whether such default has been waived by the holder of such indebtedness;

(k)	Any Company liquidates, dissolves, terminates or suspends its business operations or otherwise fails to operate its business in the ordinary course, or merges with another Person (other than another Company) ; or any Company sells or attempts to sell all or substantially all of its assets (other than to another Company);

(l)	Any Company fails to pay any indebtedness or obligation owed to Wells Fargo which is unrelated to the Line of Credit or this Agreement as it becomes due and payable;

(m)	Any Guarantor repudiates or purports to revoke the Guarantor’s Guaranty, or fails to perform any obligation under such Guaranty, or any individual Guarantor dies or becomes incapacitated, or any other Guarantor ceases to exist for any reason;

(n)	Any Company engages in any act prohibited by any Subordination Agreement, or makes any payment on subordinated indebtedness (described in any such Subordination Agreement) that the Subordinated Creditor was not contractually entitled to receive;

(o)	Any event or circumstance occurs that Wells Fargo in good faith believes is reasonably likely to impair the prospect of payment of all or part of the Indebtedness, or the Companies’ ability to perform any of their material obligations under any of the Loan Documents, or any other document or agreement described in or related to this Agreement, or there occurs any material adverse change in the business or financial condition of the Companies (taken as a whole).

(p)	(i) Any Company hires an Officer or appoints a Director who has been convicted of any felony offence under state or federal law, or (ii) any Director, Officer, or Designated Person is indicted for a felony offence under state or federal law if, with respect to this clause (ii), (x) such indictment has not been dismissed within 15 days of the indictment of such Director, Officer, or Designated Person, or (y) such Director, Officer, or Designated Person has not been relieved of his or her duties as a Director, Officer, or Designated Officer, as applicable, within 15 days of such indictment.

(q)

Any Reportable Event, which Wells Fargo in good faith believes to constitute sufficient grounds for termination of any Pension Plan or for the appointment of a trustee to administer any Pension Plan, has occurred and is continuing 30 days after any

Company gives Wells Fargo a Record notifying it of the Reportable Event; or a trustee is appointed by an appropriate court to administer any Pension Plan; or the Pension Benefit Guaranty Corporation institutes proceedings to terminate or appoint a trustee to administer any Pension Plan; or any Company or any ERISA Affiliate files for a distress termination of any Pension Plan under Title IV of ERISA; or any Company or any ERISA Affiliate fails to make any quarterly Pension Plan contribution required under Section 412(m) of the IRC, which Wells Fargo in good faith believes may, either by itself or in combination with other failures, result in the imposition of a Lien on any Company’s assets in favor of the Pension Plan; or any withdrawal, partial withdrawal, reorganization or other event occurs with respect to a Multiemployer Plan which could reasonably be expected to result in a material liability by any Company to the Multiemployer Plan under Title IV of ERISA.

6.2	Rights and Remedies. During any Default Period, Wells Fargo may in its discretion exercise any or all of the following rights and remedies:

(a)	Wells Fargo may terminate the Line of Credit and decline to make Advances, and terminate any services extended to any Company under the Master Agreement for Treasury Management Services;

(b)	Wells Fargo may declare the Indebtedness to be immediately due and payable and accelerate payment of the Revolving Note, and all Indebtedness shall immediately become due and payable, without presentment, notice of dishonor, protest or further notice of any kind, all of which each Company hereby expressly waives;

(c)	Wells Fargo may, without notice to Companies, apply any money owing by Wells Fargo to any Company to payment of the Indebtedness;

(d)	Wells Fargo may exercise and enforce any rights and remedies available upon default to a secured party under the UCC, including the right to take possession of Collateral, proceeding with or without judicial process (without a prior hearing or notice of hearing, which each Company hereby expressly waives) and sell, lease or otherwise dispose of Collateral for cash or on credit (with or without giving warranties as to condition, fitness, merchantability or title to Collateral, and in the event of a credit sale, Indebtedness shall be reduced only to the extent that payments are actually received), and each Company will upon Wells Fargo’s demand assemble the Collateral and make it available to Wells Fargo at any place designated by Wells Fargo which is reasonably convenient to both parties;

(e)	Wells Fargo may exercise and enforce its rights and remedies under any of the Loan Documents and any other document or agreement described in or related to this Agreement;

(f)	Companies will pay Wells Fargo upon demand in immediately available funds an amount equal to the Aggregate Face Amount plus any anticipated costs and fees for deposit to the Special Account pursuant to Section 1.11;

(g)	Wells Fargo may for any reason apply for the appointment of a receiver of the Collateral, to which appointment Companies hereby consent; and

(h)	Wells Fargo may exercise any other rights and remedies available to it by law or agreement.

6.3	Immediate Default and Acceleration. Following the occurrence of an Event of Default described in Section 6.1(f) or (g), the Line of Credit shall immediately terminate and all of Companies’ Indebtedness shall immediately become due and payable without presentment, demand, protest or notice of any kind.

7.	MISCELLANEOUS

7.1	No Waiver; Cumulative Remedies. No delay or any single or partial exercise by Wells Fargo of any right, power or remedy under the Loan Documents, or under any other document or agreement described in or related to this Agreement, shall constitute a waiver of any other right, power or remedy under the Loan Documents or granted by Companies to Wells Fargo under other agreements or documents that are unrelated to the Loan Documents. No notice to or demand on any Company in any circumstance shall entitle Companies to any additional notice or demand in any other circumstances. The remedies provided in the Loan Documents or in any other document or agreement described in or related to this Agreement are cumulative and not exclusive of any remedies provided by law. Wells Fargo may comply with applicable law in connection with a disposition of Collateral, and such compliance will not be considered to adversely affect the commercial reasonableness of any sale of the Collateral.

7.2	Amendment; Consents and Waivers; Authentication. No amendment or modification of any Loan Documents, or any other document or agreement described in or related to this Agreement, or consent to or waiver of any Event of Default, or consent to or waiver of the application of any covenant or representation set forth in any of the Loan Documents, or any other document or agreement described in or related to this Agreement, or any release of Wells Fargo’s Security Interest in any Collateral, shall be effective unless it has been agreed to by Wells Fargo and memorialized in a Record that: (a) specifically states that it is intended to amend or modify specific Loan Documents, or any other document or agreement described in or related to this Agreement, or waive any Event of Default or the application of any covenant or representation of any terms of specific Loan Documents, or any other document or agreement described in or related to this Agreement, or is intended to release Wells Fargo’s Security Interest in specific Collateral; and (b) is Authenticated by the signature of an authorized employee of both parties, or by an authorized employee of Wells Fargo with respect to a consent or waiver. The terms of an amendment, consent or waiver memorialized in any Record shall be effective only to the extent, and in the specific instance, and for the limited purpose to which Wells Fargo has agreed.

7.3

Execution in Counterparts; Delivery of Counterparts. This Agreement and all other Loan Documents, or any other document or agreement described in or related to this Agreement, and any amendment or modification to them may be Authenticated by the parties in any number of counterparts, each of which, once authenticated and delivered in accordance with the terms of this Section 7.3, will be deemed an original, and all such counterparts, taken together, shall constitute one and the same instrument. Delivery by fax or by encrypted e-mail or e-mail file attachment of any counterpart to any Loan Document Authenticated by an authorized signature will be deemed the equivalent of the delivery of the original Authenticated instrument. Companies shall send the original Authenticated counterpart to Wells Fargo by first class U.S. mail or by overnight courier, but Company’s failure to deliver a Record in this form shall not affect the validity, enforceability, and binding effect of this Agreement or the other Loan Documents, or any other document or agreement described in or related to this Agreement.

7.4	Notices, Requests, and Communications; Confidentiality. Except as otherwise expressly provided in this Agreement:

(a)

Delivery of Notices, Requests and Communications. Any notice, request, demand, or other communication by either party that is required under the Loan Documents, or any other document or agreement described in or related to this Agreement, to be in the form of a Record (but excluding any Record containing information any Company must report to Wells Fargo under Section 5.1) may be delivered (i) in person, (ii) by first class U.S. mail, (iii) by overnight courier of national reputation, or (iv) by fax, or the Record may be sent as an Electronic Record and delivered (v) by an encrypted e-mail, or (vi) through Wells Fargo’s Commercial Electronic Office® (“CEO®”) portal or other secure electronic channel to which the parties have agreed.

(b)	Addresses for Delivery. Delivery of any Record under this Section 7.4 shall be made to the appropriate address set forth on the last page of this Agreement (which either party may modify by a Record sent to the other party), or through Wells Fargo’s CEO portal or other secure electronic channel to which the parties have agreed.

(c)	Date of Receipt. Each Record sent pursuant to the terms of this Section 7.4 will be deemed to have been received on (i) the date of delivery if delivered in person, (ii) the date deposited in the mail if sent by mail, (iii) the date delivered to the courier if sent by overnight courier, (iv) the date of transmission if sent by fax, or (v) the date of transmission, if sent as an Electronic Record by electronic mail or through Wells Fargo’s CEO portal or similar secure electronic channel to which the parties have agreed; except that any request for an Advance or any other notice, request, demand or other communication from any Company (including Company Funds Administrator) required under Section 1, and any request for an accounting under Section 9-210 of the UCC, will not be deemed to have been received until actual receipt by Wells Fargo on a Business Day by an authorized employee of Wells Fargo.

(d)	Confidentiality of Unencrypted E-mail. Each Company acknowledges that if it sends or receives an Electronic Record to or from Wells Fargo without encryption by e-mail or as an e-mail file attachment, there is a risk that the Electronic Record may be received by unauthorized Persons, and that by so doing it will be deemed to have accepted this risk and the consequences of any such unauthorized disclosure.

7.5	Company Information Reporting; Confidentiality. Except as otherwise expressly provided in this Agreement:

(a)	Delivery of Company Information Records. Any information that any Company is required to deliver under Section 5.1 in the form of a Record may be delivered to Wells Fargo (i) in person, or by (ii) first class U.S. mail, (iii) overnight courier of national reputation, or (iv) fax, or the Record may be sent as an Electronic Record (v) by encrypted e-mail, or (vi) through the file upload service of Wells Fargo’s CEO portal or other secure electronic channel to which the parties have agreed.

(b)	Addresses for Delivery. Delivery of any Record to Wells Fargo under this Section 7.5 shall be made to the appropriate address set forth on the last page of this Agreement (which Wells Fargo may modify by a Record sent to any Company), or through Wells Fargo’s CEO portal or other secure electronic channel to which the parties have agreed.

(c)	Date of Receipt. Each Record sent pursuant to this Section will be deemed to have been received on (i) the date of delivery to an authorized employee of Wells Fargo, if delivered in person, or by U.S. mail, overnight courier, fax, or e-mail; or (ii) the date of transmission, if sent as an Electronic Record through Wells Fargo’s CEO portal or similar secure electronic channel to which the parties have agreed.

(d)	Authentication of Company Information Records. Companies shall Authenticate any Record delivered (i) in person, or by U.S. mail, overnight courier, or fax, by the signature of the Officer or employee of any Company who prepared the Record; (ii) as an Electronic Record sent via encrypted e-mail, by the signature of the Officer or employee of any Company who prepared the Record by any file format signature that is acceptable to Wells Fargo, or by a separate certification signed and sent by fax; or (iii) as an Electronic Record via the file upload service of Wells Fargo’s CEO portal or similar secure electronic channel to which the parties have agreed, through such credentialing process as Wells Fargo and any Company may agree to under the CEO agreement.

(e)	Certification of Company Information Records. Any Record (including any Electronic Record) Authenticated and delivered to Wells Fargo under this Section 7.5 will be deemed to have been certified as materially true, correct, and complete by each Company and each Officer or employee of each Company who prepared and Authenticated the Record on behalf of each Company, and may be legally relied upon by Wells Fargo without regard to method of delivery or transmission.

(f)	Confidentiality of Company Information Records Sent by Unencrypted E-mail. Each Company acknowledges that if it sends an Electronic Record to Wells Fargo without encryption by e-mail or as an e-mail file attachment, there is a risk that the Electronic Record may be received by unauthorized Persons, and that by so doing it will be deemed to have accepted this risk and the consequences of any such unauthorized disclosure. Each Company acknowledges that it may deliver Electronic Records containing Companies’ information to Wells Fargo by e-mail pursuant to any encryption tool acceptable to Wells Fargo and Company Funds Administrator, or through Wells Fargo’s CEO portal file upload service without risk of unauthorized disclosure.

7.6	Further Documents. Each Company will from time to time execute, deliver, endorse and authorize the filing of any instruments, documents, conveyances, assignments, security agreements, financing statements, control agreements and other agreements that Wells Fargo may reasonably request in order to secure, protect, perfect or enforce the Security Interest or Wells Fargo’s rights under the Loan Documents, or any other document or agreement described in or related to this Agreement (but any failure to request or assure that any Company executes, delivers, endorses or authorizes the filing of any such item shall not affect or impair the validity, sufficiency or enforceability of the Loan Documents, or any other document or agreement described in or related to this Agreement, and the Security Interest, regardless of whether any such item was or was not executed, delivered or endorsed in a similar context or on a prior occasion).

7.7	Costs and Expenses. Companies shall pay on demand all costs and expenses, including reasonable attorneys’ fees, incurred by Wells Fargo in connection with the Indebtedness, this Agreement, the Loan Documents, or any other document or agreement described in or related to this Agreement, and the transactions contemplated by this Agreement, including all such costs, expenses and fees incurred in connection with the negotiation, preparation, execution, amendment, administration, performance, collection and enforcement of the Indebtedness and all such documents and agreements and the creation, perfection, protection, satisfaction, foreclosure or enforcement of the Security Interest.

7.8	Indemnity. In addition to its obligation to pay Wells Fargo’s expenses under the terms of this Agreement, Companies shall indemnify, defend and hold harmless Wells Fargo, its parent Wells Fargo & Company, and any of its affiliates and successors, and all of their present and future Officers, Directors, employees, attorneys and agents (the “Indemnitees”) from and against any of the following (collectively, “Indemnified Liabilities”):

(a)	Any and all transfer taxes, documentary taxes, assessments or charges made by any governmental authority by reason of the execution and delivery of the Loan Documents, or any other document or agreement described in or related to this Agreement or the making of the Advances;

(b)	Any claims, loss or damage to which any Indemnitee may be subjected if any representation or warranty contained in Exhibit D proves to be incorrect in any respect or as a result of any violation of the covenants contained in Section 5.12; and

(c)	Any and all other liabilities, losses, damages, penalties, judgments, suits, claims, costs and expenses of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel) in connection with this Agreement and any other investigative, administrative or judicial proceedings, whether or not such Indemnitee shall be designated a party to such proceedings, which may be imposed on, incurred by or asserted against any such Indemnitee, in any manner related to or arising out of or in connection with the making of the Advances and the Loan Documents, or any other document or agreement described in or related to this Agreement, or the use or intended use of the proceeds of the Advances, with the exception of any Indemnified Liability caused by or arising out of the gross negligence or willful misconduct of an Indemnitee or a breach of this Agreement or any other Loan Document by Wells Fargo.

If any investigative, judicial or administrative proceeding described in this Section is brought against any Indemnitee, upon the Indemnitee’s request, Companies, or counsel designated by Company Funds Administrator and reasonably satisfactory to the Indemnitee, will resist and defend the action, suit or proceeding to the extent and in the manner directed by the Indemnitee, at Companies’ sole cost and expense. Each Indemnitee will use its best efforts to cooperate in the defense of any such action, suit or proceeding. If this agreement to indemnify is held to be unenforceable because it violates any law or public policy, Companies shall nevertheless make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities to the extent permissible under applicable law. Companies’ obligations under this Section shall survive the termination of this Agreement and the discharge of Companies’ other obligations under this Agreement.

7.9	Retention of Company’s Records. Wells Fargo shall have no obligation to maintain Electronic Records or retain any documents, schedules, invoices, agings, or other Records delivered to Wells Fargo by any Company in connection with the Loan Documents, or any other document or agreement described in or related to this Agreement for more than 30 days after receipt by Wells Fargo. If there is a special need to retain specific Records, Company Funds Administrator must notify Wells Fargo of any Company’s need to retain or return such Records with particularity, which notice must be delivered to Wells Fargo in accordance with the terms of this Agreement at the time of the initial delivery of the Record to Wells Fargo.

7.10	Binding Effect; Assignment; Complete Agreement. The Loan Documents, or any other document or agreement described in or related to this Agreement, shall be binding upon and inure to the benefit of Companies and Wells Fargo and their respective successors and assigns, except that Companies shall not have the right to assign their rights under this Agreement or any interest in this Agreement without Wells Fargo’s prior consent, which must be confirmed in a Record Authenticated by Wells Fargo. To the extent permitted by law, each Company waives and will not assert against any assignee any claims, defenses or set-offs which any Company could assert against Wells Fargo. This Agreement shall also bind all Persons who become a party to this Agreement as a borrower. This Agreement, together with the Loan Documents, or any other document or agreement described in or related to this Agreement, comprises the complete and integrated agreement of the parties on the subject matter of this Agreement and supersedes all prior agreements, whether oral or evidenced in a Record. To the extent that any provision of this Agreement contradicts other provisions of the Loan Documents other than this Agreement, or any other document or agreement described in or related to this Agreement, this Agreement shall control.

7.11	Sharing of Information. Wells Fargo may share any information that it may have regarding any Company and its Affiliates with its accountants, lawyers, and other advisors, and Wells Fargo and each direct and indirect subsidiary of Wells Fargo & Company may also share any information that they have with each other, and each Company waives any right of confidentiality it may have with respect to the sharing of all such information.

7.12	Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining terms of this Agreement.

7.13	Headings. Section and subsection headings in this Agreement are included for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

7.14	Company Funds Administrator.

(a)

Companies maintain an integrated cash management system reflecting their interdependence on one another and the mutual benefits shared among them as a result of their respective operations. In order to efficiently fund and operate their respective businesses and minimize the number of borrowings which they will make under this Agreement and thereby reduce the administrative costs and record keeping required in connection therewith, including the necessity to enter into and maintain separately identified and monitored borrowing facilities, Companies have requested and Wells Fargo has agreed that all

Advances will be advanced, and all Letters of Credit issued, to and for the account of Companies on a joint and several basis in accordance with the other provisions hereof. Each Company hereby acknowledges that it will be receiving direct and indirect benefits from each Advance made or Letter of Credit issued pursuant to this Agreement.

(b)	Each Company hereby designates, appoints, authorizes and empowers Company Funds Administrator as its agent to act as specified in this Agreement and each of the other Loan Documents and Company Funds Administrator hereby acknowledges such designation, authorization and empowerment, and accepts such appointment. Each Company hereby irrevocably authorizes and directs Company Funds Administrator to take such action on its behalf under the provisions of this Agreement and the other Loan Documents, and any other instruments, documents and agreements referred to herein or therein, and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of Company Funds Administrator by the respective terms and provisions hereof and thereof, and such other powers as are reasonably incidental thereto, including, without limitation, to take the following actions for and on such Company’s behalf:

(i) to submit on behalf of each Company, borrowing requests, calculations of the Borrowing Base, and other notices and reports to Wells Fargo in accordance with the provisions of this Agreement;

(ii) to receive on behalf of each Company the proceeds of Advances in accordance with the provisions of this Agreement, such proceeds to be disbursed to or for the account of the applicable Company as soon as practicable after its receipt thereof; and

(iii) to submit on behalf of each Company, compliance certificates and all other certificates, notices, reports, and other communications given or required to be given hereunder.

Company Funds Administrator hereby further is authorized and directed by each Company to take all such actions on behalf of such Company necessary to exercise the specific power granted in clauses (i) through (iii) above and to perform such other duties hereunder and under the other Loan Documents, and deliver such agreements, documents, certificates and instruments as delegated to or required of Company Funds Administrator by the terms hereof or thereof.

(c)	The administration by Wells Fargo of the credit facility under this Agreement as a co-borrowing facility with a funds administrator in the manner set forth herein is solely as an accommodation to Companies and at their request and Wells Fargo shall not incur any liability to any Company as a result thereof.

7.15	Joint and Several Liability.

(a)

Each Company acknowledges that it is jointly and severally liable for all of the Indebtedness and other obligations, covenants, and agreements now existing or hereafter arising under the Loan Documents. Each Company expressly understands, agrees and acknowledges that (i) Companies are all affiliated entities by common ownership, (ii) each Company desires to have the availability of one common credit facility instead of separate credit facilities, (iii) each Company has requested that Wells Fargo extend such a common credit facility on the terms herein provided, (iv) Wells Fargo will be lending against, and relying on a Lien upon, all of Companies’ assets even though the proceeds of any particular Advance made hereunder may not be advanced directly to a particular Company, (v) each Company will nonetheless benefit by the making of all such Advances by Wells Fargo and the availability of a single credit facility of a size greater than each could independently warrant, (vi) all of the representations, warranties, covenants, obligations, conditions, agreements and other terms contained in the Loan Documents shall be applicable to and shall be binding upon each Company and (vii) Companies have each executed or will execute the Notes as co-makers of the Notes and that it would not be able to obtain the credit provided by Wells Fargo hereunder without the financial support provided by the other Companies.

(b)	Each Company, to the extent not directly liable therefore, hereby guarantees the prompt payment and performance in full of all Indebtedness. Such guarantee constitutes a guarantee of payment and not of collection. Each Company’s obligations under this Agreement shall, to the fullest extent permitted by law, be unconditional irrespective of (i) the validity or enforceability, avoidance or subordination of the Indebtedness of any other Company or of any promissory note or other document evidencing all or any part of the Indebtedness of any other Company, (ii) the absence of any attempt to collect the Indebtedness from any other Company, or any other security therefor, or the absence of any other action to enforce the same, (iii) the waiver, consent, extension, forbearance or granting of any indulgence by Wells Fargo with respect to any provision of any instrument evidencing the Indebtedness of any other Company or any part thereof, or any other agreement now or hereafter executed by any other Company and delivered to Wells Fargo, (iv) the failure by Wells Fargo to take any steps to perfect and maintain its security interest in, or to preserve its rights to, any security or collateral for the Indebtedness of any other Company, (v) Wells Fargo’s election, in any proceeding instituted under the Bankruptcy Code, of the application of Section 1111(b)(2) of the Bankruptcy Code, (vi) any borrowing or grant of a security interest by any other Company, as debtor-in-possession under Section 364 of the Bankruptcy Code, (vii) the disallowance of all or any portion of Wells Fargo’s claim(s) for the repayment of the Indebtedness of any other Company under Section 502 of the Bankruptcy Code or (viii) any other circumstances which might constitute a legal or equitable discharge or defense of a guarantor or of any other Company (other than actual indefeasible payment in full in cash). With respect to any Company’s Indebtedness arising as a result of the joint and several liability of Companies hereunder with respect to Advances or other extensions of credit made to any of the other Companies hereunder, such Company hereby forever waives any right to enforce any right of subrogation or any remedy which Wells Fargo now has or may hereafter have against any other Company, or any endorser of all or any part of the Indebtedness, and any benefit of, and any right to participate in, any security or collateral given to Wells Fargo to secure payment of the Indebtedness or any other liability of any Company to Wells Fargo. During the existence of any Event of Default, Wells Fargo may proceed directly and at once, without notice, against any Company to collect and recover the full amount, or any portion of the Indebtedness, without first proceeding against any other Company or any other Person, or against any security or collateral for the Indebtedness. Each Company consents and agrees that Wells Fargo shall be under no obligation to marshal any assets in favor of any Company or against or in payment of any or all of the Indebtedness. Without limiting the generality of the foregoing or any other provision hereof, each Company waives any rights and benefits which might otherwise be available to such Company under California Civil Code Sections 2787 to 2855, inclusive, 2899, and 3433.

(c)	Each Company is obligated to repay the Indebtedness as a joint and several obligor under this Agreement and the other Loan Documents. To the extent that any Company shall, under this Agreement as a joint and several obligor, repay any of the Indebtedness constituting Advances made to another Company hereunder or other Indebtedness incurred directly and primarily by any other Company (an “Accommodation Payment”), then the Company making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Companies in an amount, for each of such other Companies, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Company’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Companies. As of any date of determination, the “Allocable Amount” of each Company shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Company hereunder without (i) rendering such Company “insolvent” within the meaning of Section 101 (31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (ii) leaving such Company with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA or Section 5 of the UFCA, or (iii) leaving such Company unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA or Section 5 of the UFCA. All rights and claims of contribution, indemnification, and reimbursement under this Section 7.15 shall be subordinate in right of payment to the prior indefeasible payment in full in cash of the Indebtedness. The provisions of this Section 7.15 shall, to the extent inconsistent with any provision in any Loan Document, supersede such inconsistent provision.

(d)	If (i) any court holds that Companies are guarantors and not jointly and severally liable as principal obligors or (ii) bankruptcy or reorganization proceedings at any time are instituted by or against any Company under any Debtor Relief Law, then each Company hereby: (A) expressly and irrevocably waives, to the fullest extent possible, except as otherwise provided in Section 7.15(c), on behalf of such Company, any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification, set off or any other rights that could accrue to a surety against a principal, to a guarantor against a maker or obligor, to an accommodation party against the party accommodated, to a holder or transferee against a maker, or to the holder of a claim against any Person, and which such Company may have or hereafter acquire against any Person in connection with or as a result of such Company’s execution, delivery and/or performance of this Agreement, or any other documents to which such Company is a party or otherwise; (B) expressly and irrevocably waives any “claim” (as such term is defined in the Bankruptcy Code) of any kind against any other Company, and further agrees that it shall not have or assert any such rights against any Person (including any surety), either directly or as an attempted set off to any action commenced against such Company by Wells Fargo or any other Person; and (C) acknowledges and agrees (I) that this waiver is intended to benefit Wells Fargo and shall not limit or otherwise affect such Company’s liability hereunder or the enforceability of this Agreement, and (II) that Wells Fargo and its successors and assigns are intended beneficiaries of this waiver, and the agreements set forth in this Section 7.15 and their rights under this Section 7.15 shall survive payment in full of the Indebtedness.

(e)	EACH COMPANY WAIVES THE FILING OF A CLAIM WITH A COURT IN THE EVENT OF RECEIVERSHIP OR BANKRUPTCY OF ANY COMPANY, AND WAIVES EVERY DEFENSE, CAUSE OF ACTION, COUNTERCLAIM OR SETOFF WHICH ANY COMPANY MAY NOW HAVE OR HEREAFTER MAY HAVE TO ANY ACTION BY WELLS FARGO IN ENFORCING THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, EVERY DEFENSE, COUNTERCLAIM OR SETOFF WHICH SUCH COMPANY MAY NOW HAVE, OR HEREAFTER MAY HAVE, AGAINST ANOTHER COMPANY OR ANY OTHER PARTY LIABLE TO WELLS FARGO IN ANY MANNER. AS FURTHER SECURITY, ANY AND ALL DEBTS AND LIABILITIES NOW OR HEREAFTER ARISING AND OWING TO ANY COMPANY BY ANY OTHER COMPANY, OR TO ANY OTHER PARTY LIABLE TO WELLS FARGO, ARE HEREBY SUBORDINATED TO WELLS FARGO’S CLAIMS AND UPON THE OCCURRENCE OF AN EVENT OF DEFAULT ARE ASSIGNED TO WELLS FARGO. EACH COMPANY RATIFIES AND CONFIRMS WHATEVER WELLS FARGO MAY DO PURSUANT TO THE TERMS HEREOF, AND AGREES THAT WELLS FARGO SHALL NOT BE LIABLE FOR ANY ERROR IN JUDGMENT OR MISTAKES OF FACT OR LAW. EACH COMPANY HEREBY AGREES THAT IT MAY BE JOINED AS A PARTY DEFENDANT IN ANY LEGAL PROCEEDING (INCLUDING, BUT NOT LIMITED TO, A FORECLOSURE PROCEEDING) INSTITUTED BY WELLS FARGO AGAINST ANY OTHER COMPANY.

(f)	Should a claim be made upon Wells Fargo at any time for repayment of any amount received by Wells Fargo in payment of the Indebtedness, or any part thereof, whether received from any Company or received by Wells Fargo as the proceeds of Collateral, by reason of: (1) any judgment, decree or order of any court or administrative body having jurisdiction over Wells Fargo or any of their property, or (2) any settlement or compromise of any such claim effected by Wells Fargo, in its sole discretion, with the claimant (including a Company), each Company shall remain liable to Wells Fargo for the amount so repaid to the same extent as if such amount had never originally been received by Wells Fargo, notwithstanding any termination hereof or the cancellation of any note or other instrument evidencing any of the Indebtedness.

(g)	To the extent that any payment to, or realization by, Wells Fargo on the Indebtedness exceeds the limitations of this Section 7.15 and is otherwise subject to avoidance and recovery in any such proceeding, the amount subject to avoidance shall in all events be limited to the amount by which such actual payment or realization exceeds such limitation, and this Agreement as limited shall in all events remain in full force and effect and be fully enforceable against such Company. This Section 7.15 is intended solely to reserve the rights of Wells Fargo hereunder against each Company, in such proceeding to the maximum extent permitted by applicable Debtor Relief Laws and no Company, guarantor of the Indebtedness or other Person shall have any right, claim or defense under this Section 7.15 that would not otherwise be available under applicable Debtor Relief Laws in such proceeding.

7.16

Governing Law; Jurisdiction, Venue. The Loan Documents shall be governed by and construed in accordance with the substantive laws (other than conflict laws) of the State of California. The parties hereto hereby (i) consent to the personal jurisdiction of the state and federal courts located in the State of California in connection with any controversy related to this Agreement; (ii) waive any argument that venue in any such forum is not convenient; (iii) agree that any litigation initiated by Wells Fargo or the Companies in connection with this Agreement or the other Loan Documents may be venued in either the state or federal courts located in the City of Los Angeles, County of Los Angeles, California; and (iv) agree that a final judgment in any such suit, action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

7.17	Arbitration.

(a)	Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise arising out of or relating to in any way (i) the loan and related Loan Documents which are the subject of this Agreement and its negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.

(b)	Governing Rules. Any arbitration proceeding will (i) proceed in a location in California selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to, as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c)	No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(d)

Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of California or a neutral retired judge of the state or federal judiciary of California, in either case with a minimum of ten years experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator’s discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of California and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the California Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e)	Discovery. In any arbitration proceeding discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date and within 180 days of the filing of the dispute with the AAA. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party’s presentation and that no alternative means for obtaining information is available.

(f)	Class Proceedings and Consolidations. The resolution of any dispute arising pursuant to the terms of this Agreement shall be determined by a separate arbitration proceeding and such dispute shall not be consolidated with other disputes or included in any class proceeding.

(g)	Payment Of Arbitration Costs And Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h)	Real Property Collateral; Judicial Reference. Notwithstanding anything herein to the contrary, no dispute shall be submitted to arbitration if the dispute concerns indebtedness secured directly or indirectly, in whole or in part, by any real property unless (i) the holder of the mortgage, lien or security interest specifically elects in writing to proceed with the arbitration, or (ii) all parties to the arbitration waive any rights or benefits that might accrue to them by virtue of the single action rule statute of California, thereby agreeing that all indebtedness and obligations of the parties, and all mortgages, liens and security interests securing such indebtedness and obligations, shall remain fully valid and enforceable. If any such dispute is not submitted to arbitration, the dispute shall be referred to a referee in accordance with California Code of Civil Procedure Section 638 et seq., and this general reference agreement is intended to be specifically enforceable in accordance with said Section 638. A referee with the qualifications required herein for arbitrators shall be selected pursuant to the AAA’s selection procedures. Judgment upon the decision rendered by a referee shall be entered in the court in which such proceeding was commenced in accordance with California Code of Civil Procedure Sections 644 and 645.

(i)	Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

[Signatures on next page]

COMPANIES AND WELLS FARGO have executed this Agreement through their authorized officers as of the date set forth above.

WELLS FARGO BANK, NATIONAL ASSOCIATION		Wells Fargo Bank, National Association
245 S. Los Robles Avenue, Suite 700
Pasadena, California 91101
By:	/s/ Harry L. Joe	Fax:
Print Name:	Harry L. Joe	Attention:	Phoenix Footwear Group Account
Title:	Vice President		Officer

PHOENIX FOOTWEAR GROUP, INC.		c/o Phoenix Footwear Group, Inc.
5840 El Camino Real, Suite 106
By:	/s/ James R. Riedman	Carlsbad, California 92008
Print Name:	James R. Riedman	Fax:
Title:	Chairman	Attention:	James R. Riedman
e-mail:
Federal Employer Identification No.

Organizational Identification No.

PENOBSCOT SHOE COMPANY		c/o Phoenix Footwear Group, Inc.
5840 El Camino Real, Suite 106
By:	/s/ James R. Riedman	Carlsbad, California 92008
Print Name:	James R. Riedman	Fax:
Title:	Chairman	Attention:	James R. Riedman
e-mail:
Federal Employer Identification No.

Organizational Identification No.

H.S. TRASK & CO.		c/o Phoenix Footwear Group, Inc.
5840 El Camino Real, Suite 106
By:	/s/ James R. Riedman	Carlsbad, California 92008
Print Name:	James R. Riedman	Fax:
Title:	Chairman	Attention:	James R. Riedman
e-mail:
Federal Employer Identification No.

Organizational Identification No.

CHAMBERS BELT COMPANY		c/o Phoenix Footwear Group, Inc.
5840 El Camino Real, Suite 106
By:	/s/ James R. Riedman	Carlsbad, California 92008
Print Name:	James R. Riedman	Fax:
Title:	Chairman	Attention:	James R. Riedman
e-mail:
Federal Employer Identification No.

Organizational Identification No.

S-1

PHOENIX DELAWARE ACQUISITION, INC.		c/o Phoenix Footwear Group, Inc.
5840 El Camino Real, Suite 106
By:	/s/ James R. Riedman	Carlsbad, California 92008
Print Name:	James R. Riedman	Fax:
Title:	Chairman	Attention:	James R. Riedman
e-mail:
Federal Employer Identification No.

Organizational Identification No.

REVOLVING NOTE

$20,000,000	June 10, 2008

FOR VALUE RECEIVED, the undersigned, PHOENIX FOOTWEAR GROUP, INC., a Delaware corporation (“Phoenix Footwear”), PENOBSCOT SHOE COMPANY, a Maine corporation (“Penobscot”), H.S. TRASK & CO., a Montana corporation (“Trask”), CHAMBERS BELT COMPANY, a Delaware corporation (“Chambers”), and PHOENIX DELAWARE ACQUISITION, INC., a Delaware corporation (“Phoenix Acquisition”; Phoenix Footwear, Penobscot, Trask, Chambers and Phoenix Acquisition are sometimes individually referred to in this Agreement as a “Company” and collectively as the “Companies”), hereby jointly and severally promise to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”), acting through its WELLS FARGO BUSINESS CREDIT operating division, on the Termination Date described in the Credit and Security Agreement dated June 10, 2008 (as amended from time to time, the “Agreement”) and entered into by and among Companies and Wells Fargo, at Wells Fargo’s office at 245 S. Los Robles Avenue, Suite 700, Pasadena, California 91101, or at any other place designated at any time by the holder, in lawful money of the United States of America and in immediately available funds, the principal sum of Twenty Million Dollars ($20,000,000) or the aggregate unpaid principal amount of all Advances made by Wells Fargo to Companies under the terms of the Agreement, together with interest on the principal amount computed on the basis of actual days elapsed in a 360-day year, from the date of this Revolving Note until this Revolving Note is fully paid at the rate from time to time in effect under the terms of the Agreement. Principal and interest accruing on the unpaid principal balance amount of this Revolving Note shall be due and payable as provided in the Agreement. This Revolving Note may be prepaid only in accordance with the Agreement.

This Revolving Note is the Revolving Note referred to in the Agreement, and is subject to the terms of the Agreement, which provides, among other things, for the acceleration of this Revolving Note. This Revolving Note is secured, among other things, by the Agreement and the Security Documents as defined in the Agreement, and by any other security agreements, mortgages, deeds of trust, assignments or other instruments or agreements that may subsequently be given for good and valuable consideration as security for this Revolving Note.

Companies shall jointly and severally pay all costs of collection, including reasonable attorneys’ fees and legal expenses if this Revolving Note is not paid when due, whether or not legal proceedings are commenced.

Presentment or other demand for payment, notice of dishonor and protest are expressly waived. Any person included as one of the Companies that is an accommodation party, co-maker, guarantor or other surety and each endorser of this Revolving Note hereby (i) waives all suretyship defenses, (ii) consents to any and all future releases of other Companies and other guarantors, releases of Collateral and amendments, modifications, extensions, renewals, restatements and supplements of Loan Documents, and (iii) agrees to make payment and that Wells Fargo may realize upon Collateral granted by the person without prior action by Wells Fargo against any other Company or any Collateral granted by any other Company. Each Company acknowledges that it is jointly and severally liable for all of the Indebtedness and other obligations, covenants, and agreements now existing or hereafter arising under the Loan Documents.

[signatures on next page]

PHOENIX FOOTWEAR GROUP, INC.

By:	/s/ James R. Riedman
Print Name:	James R. Riedman
Title:	Chairman

PENOBSCOT SHOE COMPANY

By:	/s/James R. Riedman
Print Name:	James R. Riedman
Title:	Chairman

H.S. TRASK & CO.

By:	/s/ James R. Riedman
Print Name:	James R. Riedman
Title:	Chairman

CHAMBERS BELT COMPANY

By:	/s/ James R. Riedman
Print Name:	James R. Riedman
Title:	Chairman

PHOENIX DELAWARE ACQUISITION, INC.

By:	/s/ James R. Riedman
Print Name:	James R. Riedman
Title:	Chairman

S-1

Schedules to Credit and Security Agreement

made as of the      day of June, 2008, by and among

Phoenix Footwear Group, Inc. and its Subsidiaries, and

Wells Fargo Bank, National Association

Schedule I

Jurisdiction of Formation and Qualification of Companies

Company	Incorporation	Qualification	Shares Held by Phoenix	E.I.N.
Phoenix Footwear Group, Inc.	Delaware	California, Maine*	N/A	15-0327010

Penobscot Shoe Company	Maine	n/a	1,135,265.5 shares common stock	01-0139580

H.S. Trask & Co	Montana	California	1 share common stock	81-0491402

PXG Canada Inc.	Ontario	Quebec	100 shares common stock	1642592

Chambers Belt Company (f/k/a Chambers Delaware Acquisition Company)	Delaware	Arizona, California	100 shares common stock	20-2941852

Phoenix Delaware Acquisition, Inc. d/b/a Tommy Bahama Footwear	Delaware	Arizona California	100 shares common stock	20-324667 TIN– 4008365

Locations

Corporate Headquarters For All Companies:

5840 El Camino Real, Suite 160

Carlsbad, California 92008

Penobscot and HS Trask:

107 Main Street, Old Town, ME 04468

Chambers:

3230 East Broadway Road, Phoenix, AZ

5445 Jillson Street, Commerce, CA

451 East 58th Avenue, Denver, CO

366 Fifth Avenue, Suite 15, New York, NY

PXG Canada

5575 Royalmount Avenue, T.M.R. Quebec, H4P 1J3

Tommy Bahama Footwear

115 Trimfoot Terrace

Farmington, MO 63640

Schedule II

Capitalization – Greater than 5% Beneficial Owners

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
James R. Riedman(2)	2,718,564	30.3%
Heartland Advisors, Inc./William J. Nasgovitz(3)	790,000	9.4%
Riedman Corporation(4)	632,710	7.5%
Dimensional Fund Advisors LP (formerly Dimensional Fund Advisors, Inc.)(5)	609,844	7.3%
Wedbush, Inc. and Wedbush Morgan Securities, Inc.(6)	566,877	6.8%
Retirement Committee of the Phoenix Footwear Group, Inc. Retirement Savings Partnership Plan	430,803	5.1%

(1)	Includes shares issuable upon the exercise of outstanding stock options or warrants as follows:

James R. Riedman	332,306
Riedman Corporation	250,000
Wedbush Morgan Securities, Inc.	32,500

(2)

Includes the 17,614 shares held in such person’s account under our 401(k) Plan over which, by the terms of the plan Mr. Riedman has investment control, but not voting control. Also includes the following shares of which Mr. Riedman disclaims beneficial ownership: shares beneficially owned by Riedman Corporation, of which Mr. Riedman is a director and a shareholder, shares owned by his children; shares held by an affiliated entity; and 413,189 shares held by our 401(k) Plan, not including those shares allocated to his account. Mr. Riedman and Mr. DePerrior serves as fiduciary for the 401(k) Plan, and through that committee he shares voting control over such shares

(8)

Based solely on a Schedule 13G, as amended, dated February 8, 2008 , jointly filed with the SEC by Heartland Advisors, Inc. and its president and principal stockholder, William J. Nasgovitz. Heartland Advisors, Inc. is an investment adviser registered under Section 203 of the Investment Advisors Act of 1940 and has acquired all 790,000 shares on behalf of its investment advisor clients and has investment discretion and voting authority granted by certain clients which may be revoked at any time. According to the Schedule 13G, the Heartland Value Fund, a series of the Heartland Group, Inc., a registered investment company, owns 790,000 shares and the remaining shares are owned by various other accounts managed by Heartland Advisors. Heartland Advisors and Mr. Nasgovitz specifically disclaimed beneficial ownership of any shares reported on the schedule 13G.

((6)

Based solely on a Schedule 13G, as amended, dated February 28, 2008, Dimensional Fund Advisors LP (formerly Dimensional Fund Advisors, Inc.) is the beneficial owner of 609,844 shares, over which it has sole voting and dispositive power. Dimensional Fund Advisors LP is an investment advisor registered under Section 203 of the Investment Advisers Act of 1940. Dimensional Fund Advisors LP disclaimed beneficial ownership of the shares in the Schedule 13G.

(15)

Based solely on a Schedule 13G dated February 6, 2008, Wedbush, Inc. (“WI”), and Wedbush Morgan Securities, Inc. (“WMS”), 1000 Wilshire Boulevard, Los Angeles, California 90017, are the beneficial owners of 566,877 shares. WI owns a majority of the shares of WMS. WI has sole power to vote and dispose of 57,000 shares and WMS has sol power to vote and dispose of 14,400 shares. WI and WMS have shared voting and dispositive power over 566,877 shares.

Schedule III

Consents

See Schedule V-B below

Schedule IV

Litigation

On September 10, 2007 Phoenix Footwear notified the American Red Cross that it was discontinuing participation under a certain license agreement between the parties entered into in April 2006. The license agreement provided for the use of the Red Cross Emblem in connection with the sales and marketing of footwear. Phoenix Footwear’s former subsidiary, Altama Delta Corporation, sold and marketed footwear under this license agreement on behalf of the Company. In September 2007, Phoenix Footwear learned of certain litigation involving Johnson & Johnson, in which it was not named as a party, challenging the power and authority of the American Red Cross to license commercial use of the Red Cross Emblem. As a result of the claims alleged in that litigation, Phoenix Footwear made a decision to discontinue its participation under the license agreement. In response to Phoenix Footwear’s notice, the American Red Cross has demanded payment of the remaining minimum royalty payments which it claims under the license agreement of $362,500, plus interest. The Johnson & Johnson claims were recently been dismissed, but the time for Johnson & Johnson to appeal has not expired as of the date hereof.

Schedule V-A

Owned IP

Schedule 7.14

Patents; Trademarks; and Authorizations.

PATENT STATUS REPORT

June 9, 2008

DOCKET #	COUNTRY	TITLE	APP #/PAT #	STATUS
3120-36	Canada	Insole Construction for Footwear	2,382,040	Patented

3120-94	Canada	Footwear Construction	2,523,884	Patented

3120-37	Europe	Insole Construction for Footwear	2000948782.8	Pending

3120-31	PCT	Insole Construction for Footwear	PCT/US00/19660	filed in Canada and Europe

3120-79	PCT	Footwear Construction	PCT/US04/13995	filed in Canada

3120-29	United States	Insole Construction for Footwear	09/360155	CPA filed, see 3120-32

3120-32	United States	Insole Construction for Footwear	6,675,501	Patented

3120-50	United States	Footwear Construction	6,857,202	Patented

3120-57	United States	Insole Construction for Footwear	6,922,914	Patented

3120-84	United States	Footwear Construction	6,976,319	Patented

3120-91	United States	Insole Construction for Footwear	7,171,764	Patented

3120-101	United States	Insole Construction for Footwear	11/641,775	Pending

*	3120-80 Mark Tucker v. Phoenix Footwear

*	3120-81 Patent & Trade Dress Infringement re U.S. Patent 6, 675,501

*	3120-82 Infringement: Phoenix Footwear Group, Inc. v. J. Seibel re U.S. Patent No. 6,675,501

TRADEMARK STATUS REPORT

June 9, 2008

DOCKET #	COUNTRY	MARK	APP #/REG #	FILING/ REG DATE	RENEWAL DATE	STATUS
3120-38	Brazil	TROTTERS	824289463	2/7/2002		Pending

3120-97	Brazil	H.S. TRASK & Design	818300108	7/19/2005	7/18/2015	Registered

3120-10	Canada	SOFT-WALK SUSPENSION	TMA 451486	12/8/1995	12/8/2010	Registered

3120-11	Canada	TROTTERS	TMA 489463	2/6/1998	2/6/2013	Registered

3120-21	Canada	TROTTERS & design	TMA 470465	2/4/1997	2/4/2012	Registered

3120-52	Canada	SOFT WALK	TMA 627350	12/2/2004	12/2/2019	Registered

3120-53	Canada	Foot Design	TMA 620409	9/23/2004	9/22/2019	Registered

3120-56	Canada	STROL & Design	1,202,728	1/2/2004		Abandoned per client instructions

3120-71	Canada	H.S. TRASK & Design	TMA 517003	9/24/1999	9/24/2014	Registered

3120-103	Canada	Z COLLECTION BY TROTTERS	1349664	5/31/2007		Pending

3120-106	Canada	Z COLLECTION & Design	1369833	10/30/2007		Pending

3120-95	China	TROTTERS & Design	5134022	1/23/2006		Pending

3120-96	China	TROTTERS	5133872	1/23/2006		Pending

3120-98	China	H.S. TRASK & Design	909.199	12/7/1996	12/6/2016	Registered

3120-99	Hong Kong	H.S. TRASK & Design	1969/1998	1/9/1995	1/9/2016	Registered

3120-02	United States	SOFT-WALK	2357854	6/13/2000		Abandoned

3120-07	United States	TROTTERS	2089400	8/19/1997	8/19/2017	Registered

3120-08	United States	Miscellaneous Design	1959751	3/5/1996		Abandoned

3120-33	United States	TROTTERS & design	2671664	1/7/2003	1/7/2013	Registered – 8&15 declaration due 1/7/2009

3120-34	United States	T design	2722442	6/3/2003	6/3/2013	Registered – 8&15 declaration due 6/3/2009

3120-51	United States	SOFT WALK & Design	2899145	11/2/2004	11/2/2014	Registered

3120-55	United States	STROL & Design	76/561721	11/25/2003		Abandoned per client instructions

3120-64	United States	AMERICA’S ORIGINAL LEATHER…	2081869	7/22/1997		Abandoned

3120-68	United States	PRAIRIE MOC	2315525	2/8/2000		Abandoned

3120-69	United States	TRASK	1946133	1/2/1996		Abandoned

3120-86	United States	BARBED WIRE	76/627483	1/11/2005		Abandoned

3120-87	United States	BARBED WIRE LEATHERWORKS	76/627638	1/12/2005		Abandoned

3120-90	United States	COLTER CREEK	78/581701	3/7/2005		Abandoned

3120-102	United States	Z COLLECTION BY TROTTERS	77/176144	5/9/2007		Pending

3120-104	United States	BORN IN BOZEMAN	77/248640	8/7/2007		Pending

DOCKET #	COUNTRY	MARK	APP #/REG #	FILING/ REG DATE	RENEWAL DATE	STATUS
3120-105	United States	Z COLLECTION	77/315789	10/29/2007		Pending

3120-108	United States	BRIDGER	77/360970	12/28/2007		Pending

3120-110	United States	LIVINGSTON	77/360946	12/28/2007		Pending

3120-112	United States	H.S. TRASK, BORN IN BOZEMAN & Design	77/369114	1/11/2008		Pending

3120-113	United States	H.S. TRASK & bison Design	77/369249	1/11/2008		Pending

3120-114	United States	H.S. TRASK & star Design	77/369290	1/11/2008		Pending

3120-115	United States	H.S. TRASK & Design	77/369101	1/10/2008		Pending

3120-116	United States	H.S. TRASK BORN IN BOZEMAN & Design	77/371684	1/15/2008		Pending

3120-117	United States	Black Bison Design	77/371691	1/15/2008		Pending

3120-118	United States	H.S. TRASK, BORN IN BOZEMAN & white bison design	77/371703	1/15/2008		Pending

3120-119	United States	White Bison Design	77/371719	1/15/2008		Pending

H.S. TRASK & CO.

TRADEMARKS

Case Number/Subcase Trademark	Application Country Name	Publication Number/Date	Registration Number/Date	Status Number/Date
AFTER THE HATCH	3736650003/ United States of America	75/457,417 26-Mar-1998	2,304,796 29-Dec-1998	Registered 28-Dec-1999

AFTER THE HUNT	3736650004/ United States of America	75/457,258 26-Mar-1998	2,300,813 29-Dec-1998	Registered 14-Dec-1999

AMERICA’S ORIGINAL LEATHER, FO	3736650023/ United States of America	74/527,549 10-May-1994	2,081,869 22-Jul-1997	Registered 22-Jul-2007

BUFFALO BUTTER	3736650018/ United States of America	75/816,867 06-Oct-1999	Abandoned

BUFFALO ROBE	3736650024/	74/691,796	2,037,849	Registered

Case Number/Subcase Trademark	Application Country Name	Publication Number/Date	Registration Number/Date	Status Number/Date
	United States of America	21-Jun-1995	11-Feb-1997	11-Feb-2007

BUFFALO WAX	3736650019/ United States of America	75/816,868 06-Oct-1999	Abandoned

COLTER CREEK	3736650047/ United States of America	75/887,366 04-Jan-2000	Abandoned 05-Sep-2000

H. S. TRASK and Design	3736650038/ Taiwan	83077987 31-Dec-1994	701217 16-Dec-1995	Registered 15-Dec-2005

H. S. TRASK and Design	3736650022/ Brazil	818300108 24-Jan-1995	Suspended 18-Nov-1997

H. S. TRASK and Design	3736650030/ Germany	394 09 681.9 28-Dec-1994	394 09 681 17-Aug-1995	Registered 28-Dec-2004

H. S. TRASK and Design	3736650032/ Hong Kong	95 00230 09-Jan-1995	1969/1998 09-Jan-1995	Registered 09-Jan-2016

H. S. TRASK and Design	3736650033/ Italy	MI95C000217 12-Jan-1995	734.581 17-Nov-1997	Registered 12-Jan-2005

H. S. TRASK and Design	3736650034/ Japan	6-132625 28-Dec-1994	4014515 20-Jun-1997	Registered 20-Jun-2007

H. S. TRASK and Design	3736650035/ Mexico	226,183 03-Mar-1995	495,137 19-Jun-1995	Registered 03-Mar-2005

Case Number/Subcase Trademark	Application Country Name	Publication Number/Date	Registration Number/Date	Status Number/Date
H. S. TRASK and Design	3736650036/ Singapore	3991/95 05-May-1995	T95/03991E 05-May-1995	Registered 05-May-2005

H. S. TRASK and Design	3736650037/ Sweden	94-13253 28-Dec-1994	306638 08-Dec-1995	Registered 08-Dec-2005

H. S. TRASK and Design	3736650031/ United Kingdom	2006161 30-Dec-1994	2006161 30-Dec-1994	Registered 30-Dec-2004

H. S. TRASK and Design	3736650040/ United States of America	74/511,479 12-Apr-1994	2,124,609 30-Dec-1997	Registered 30-Dec-2007

H. S. TRASK and Design	3736650039/ Venezuela	979636 14-May-1997	418 27-Jan-1998	Published

H.S. TRASK and Design	3736650046/ Australia	649,575 29-Dec-1994	649,575 29-Dec-1994	Registered 29-Dec-2004

H.S. TRASK and Design	3736650025/ Austria	608/95 02-Mar-1995	159.733 08-Sep-1995	Registered 30-Sep-2005

H.S. TRASK and Design	3736650026/ Benelux	839,612 23-Dec-1994	566612 23-Dec-1994	Registered 23-Dec-2004

H.S. TRASK and Design	3736650020/ Canada	772,109 30-Dec-1994	517,003 10-Jun-1998	Registered 24-Sep-1999

Case Number/Subcase Trademark	Application Country Name	Publication Number/Date	Registration Number/Date	Status Number/Date
H.S. TRASK and Design	3736650027/ Chile	298.827 06-Feb-1995	455.585 11-Jan-1996	Registered 11-Jan-2006

H.S. TRASK and Design	3736650028/ China	95009305 23-Jan-1995	909199 07-Dec-1996	Registered 06-Dec-2006

H.S. TRASK and Design	3736650007/ Denmark	VA01.5311998 30-Mar-1998	VR01.8301998 13-May-1998	Registered 17-Apr-1998

H.S. TRASK and Design	3736650008/ Egypt	116035 04-Jul-1998	116035 15-Jul-2002	Registered 04-Jul-2008

H.S. TRASK and Design	3736650009/ Finland	T199801179 31-Mar-1998	213216 15-Mar-1999	Registered 15-Mar-2009

H.S. TRASK and Design	3736650029/ France	94551 075 27-Dec-1994	94551 075 27-Dec-1994	Registered 26-Dec-2004

H.S. TRASK and Design	3736650010/ Ireland	98/1133 27-Mar-1998	208032 24-Mar-1999	Registered 27-Mar-1998

H.S. TRASK and Design	3736650011/ Israel	118776 29-Mar-1998	118776 31-Jan-1999	Registered 06-May-1999

H.S. TRASK and Design	3736650015/ Korea, Republic of	98-9776 21-Apr-1998	441827 04-Nov-1998	Registered 18-Feb-1999

Case Number/Subcase Trademark	Application Country Name	Publication Number/Date	Registration Number/Date	Status Number/Date
H.S. TRASK and Design	3736650012/ New Zealand	290497 31-Mar-1998	290497 26-Jun-1998	Registered 22-Oct-1998

H.S. TRASK and Design	3736650013/ Norway	T9802846 30-Mar-1998	192,157 21-Sep-1998	Registered 14-Aug-1998

H.S. TRASK and Design	3736650014/ South Africa	98/05385 31-Mar-1998	Registered 24-Dec-2001	04-Apr-2002

H.S. TRASK and Design	3736650016/ Spain	2155165 07-Apr-1998	2155165 01-Jun-1998	Registered 20-May-1999

H.S. TRASK and Design	3736650017/ Switzerland	02604/1998 30-Mar-1998	457 077 13-Jan-1999	Registered 30-Mar-1998

H.S. TRASK AUTHENTIC....	3736650006/ Argentina	2.146.554 23-Apr-1998	1.756.005 06-Oct-1999	Registered 06-Oct-2009

H.S. TRASK BOZEMAN MONTANA	3736650049/ Italy	2000C010867 04-Oct-2000	Pending

H.S. TRASK BOZEMAN MONTANA	3736650048/ United States of America	76/138,665 02-Oct-2000	2,496,187 17-Jul-2001	Registered 09-Oct-2001

HABITAT FOR YOUR FEET	3736650050/ United States of America	76/409,902 20-May-2002	Published 26-Nov-2002

Case Number/Subcase Trademark	Application Country Name	Publication Number/Date	Registration Number/Date	Status Number/Date
MISCELLANEOUS DESIGN (Chisolm)	3736650000/ United States of America	75/411,611 29-Dec-1997	Abandoned

MISCELLANEOUS DESIGN (Saddle)	3736650002/ United States of America	75/411,635 29-Dec-1997	Abandoned

MISCELLANEOUS DESIGN (Sioux)	3736650001/ United States of America	75/411,246 29-Dec-1997	Abandoned

MONTANA TRADER	3736650021/ United States of America	74/628,863 02-Feb-1995	Abandoned

OLD MONTANA	3736650041/ United States of America	74/676,780 19-May-1995	Abandoned

OLD SHOE COMFORT RIGHT FROM	3736650042/ United States of America	75/209,885 09-Dec-1996	2,182,890 18-Aug-1998	Registered 18-Aug-2008

PRAIRIE BOOT	3736650043/ United States of America	74/529,795 26-May-1994	Abandoned

PRAIRIE MOC	3736650005/ United States of America	75/464,658 08-Apr-1998	2,315,525 16-Nov-1999	Registered 08-Feb-2000

RAISIN	3736650044/	75/365,793	Abandoned

Case Number/Subcase Trademark	Application Country Name	Publication Number/Date	Registration Number/Date	Status Number/Date
	United States of America	30-Sep-1997

TRASK	3736650045/ United States of America	74/511,477 12-Apr-1994	1,946,133 02-Jan-1996	Registered 02-Jan-2006

CHAMBERS PATENTS

Patent Title	Application Number	Date of Filing	Territory
Extensible belts	60/580,923	6/17/2004	USPTO

CHAMBERS COPYRIGHTS

Copyright Title	Reg/Appl Number	Territory	Registration Date	Creation/ Publication Date
[Concho] : no. BSL45-TRI	VA-648-041	US LOC	1/18/1994	4/30/1993

[Trophy buckle] : no. TRO76-NFL.	VA-648-042	US LOC	1/18/1994	9/2/1993

[Concho] : no. BSL45-BNE.	VA-648-043	US LOC	1/18/1994	4/30/1993

[Bola slide] : no. BT042-SIL.	VA-648-044	US LOC	1/18/1994	4/30/1993

[Buckle, loop & tip] : no. TR018-SIL.	VA-648-045	US LOC	1/18/1994	8/1/1993

[Sandbar1 concho]	VA-648-046	US LOC	1/18/1994	1/1/1991

[Concho] : no. BSL45-DMD.	VA-648-047	US LOC	1/18/1994	4/30/1993

[Buckle] : no. TR025-SRTP.	VA-648-048	US LOC	1/18/1994	7/1/1993

[Concho] : no. BSL17-IVAN.	VAu-297-443	US LOC	1/18/1994	1993

Buckle, loop & tip : no. TR085-SIL.	VAu-297-444	US LOC	1/18/1994	1993

Buckle, loop & tip : no. TR084-SIL.	VAu-297-445	US LOC	1/18/1994	1993

Concho : no. BSL45-LGR.	VAu-297-446	US LOC	1/18/1994	1993

Buckle, loop & tip : no. TR086-SIL.	VAu-297-447	US LOC	1/18/1994	1993

Concho : no. BSL45-OVL.	VAu-297-448	US LOC	1/18/1994	1993

Buckle, loop & tip : no. TR077-LIZ.	VAu-297-449	US LOC	1/18/1994	1993

Copyright Title	Reg/Appl Number	Territory	Registration Date	Creation/ Publication Date
Buckle, loop & tip : no. TR077-HHD.	VAu-297-450	US LOC	1/18/1994	1993

Buckle, loop & tip : no. TR045-SRTP.	VAu-297-451	US LOC	1/18/1994	1993

Bola slide : no. BT055-SIL.	VAu-297-452	US LOC	1/18/1994	1993

Buckle : no. TR044-SRTP.	VAu-297-453	US LOC	1/18/1994	1993

Buckle : no. BSLOVL-SRTP.	VAu-297-454	US LOC	1/18/1994	1993

Concho : no. BSL20-ROPE.	VAu-297-455	US LOC	1/18/1994	1993

Concho : no. BSLFLR-IVAN.	VAu-297-456	US LOC	1/18/1994	1993

Buckle, loop & tip : no. TR036-SRTP.	VAu-297-457	US LOC	1/18/1994	1993

Concho : no. BSLSCL-IVAN.	VAu-297-458	US LOC	1/18/1994	1993

BSLLG-SRTP buckle.	VAu-307-529	US LOC	1/18/1994	1993

CHAMBERS TRADEMARKS

Mark	Reg/Serial Number	Date of Issuance/ Filing	Territory	Expiration	Status
CHAMBERS (script)	1550081	8/1/1989	USPTO	7/31/2009

ABSOLUTELY FRESH	78/395563	5/2/2004	USPTO

ABSOLUTELY WEST	78/395558	5/2/2004	USPTO

ABSOLUTELY KIDS	78/395092	4/1/2004	USPTO

PRESTIGE	COMMON LAW TRADEMARK

Schedule V-B

Licensing Agreements

1.	License Agreement by and between Chambers Belt Company and The H.D. Lee Company, Inc. dated January 1, 2005 (Riders), as amended

2.	License Agreement by and between Chambers Belt Company and Wrangler Apparel Corp. dated January 1, 2005 (20X, Twenty X, Wrangler and Wrangler Rugged Wear), as amended

3.	License Agreement by and between Chambers Belt Company and Wrangler Apparel Corp. dated January 1, 2005 (Wrangler Hero, Wrangler Jeans Co., Wrangler Outdoor Gear and Timber Creek by Wrangler), as amended

4.	License Agreement by and between Chambers Belt Company and Wrangler Apparel Corp. dated January 1, 2004 (Wrangler Hero and Timber Creek by Wrangler), as amended

5.	License Agreement by and between Tommy Bahama Group, Inc. and Phoenix Delaware Acquisition, Inc. dated August 3, 2005, as amended

6.	Corporate Brand License Agreement by and between Phoenix Footwear Group, Inc. and The American National Red Cross dated April, 2006, as amended

7.	License Agreement by and between Chambers Belt Company and Wrangler Apparel Corp. dated February 28, 2008 (Lee), as amended

Schedule VI

Employee Benefit Plans

1.	Phoenix Footwear Group, Inc., Retirement Savings Partnership Plan

2.	Phoenix Footwear Group, Inc. has a Long-Term Incentive Plan with outstanding stock-based awards.

3.	Phoenix Footwear Group, Inc. - Medical PPO - Blue Cross Blue Shield of Maine Dental Indemnity - Northeast Delta Dental; Vision - Vision Service Plan; Life & AD&D, Short Term Disability, Long Term Disability - Sun Life

Schedule VII

Environmental

None

Exhibit A to Credit and Security Agreement

DEFINITIONS

“Account Funds” is defined in Section 1.5(a).

“Accounts” shall have the meaning given it under the UCC.

“Advance” and “Advances” means an advance or advances under the Line of Credit.

“Affiliate” or “Affiliates” means any other Person controlled by, controlling or under common control with any Company, including any Subsidiary of any Company. For purposes of this definition, “control,” when used with respect to any specified Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Aggregate Face Amount” means the aggregate amount that may then be drawn under each outstanding Letter of Credit, assuming compliance with all conditions for drawing.

“Agreement” means this Credit and Security Agreement.

“Authenticated” means (a) to have signed; or (b) to have executed or to have otherwise adopted a symbol, or have encrypted or similarly processed a Record in whole or in part, with the present intent of the authenticating Person to identify the Person and adopt or accept a Record.

“Availability” means the amount, if any, by which the Borrowing Base exceeds the sum of the outstanding Line of Credit Advances and the L/C Amount

“Borrowing Base” is defined in Section 1.2(a).

“Borrowing Base Reserve” means, as of any date of determination, an amount or a percent of a specified category or item that Wells Fargo establishes in its sole discretion from time to time to reduce availability under the Borrowing Base (a) to reflect events, conditions, contingencies or risks which affect the assets, business or prospects of any Company, or the Collateral or its value, or the enforceability, perfection or priority of Wells Fargo’s Security Interest in the Collateral, as the term “Collateral” is defined in this Agreement, or (b) to reflect Wells Fargo’s judgment that any collateral report or financial information relating to any Company and furnished to Wells Fargo may be incomplete, inaccurate or misleading in any material respect. Without limiting the generality of the foregoing, Wells Fargo may establish and adjust from time to time Borrowing Base Reserves for accrued and unpaid royalty, license, marketing, and similar payments owing by any Company to any licensor of a patent, trademark, copyright, or similar right.

“Business Day” means a day on which the Federal Reserve Bank of New York is open for business and, if such day relates to a LIBOR Advance, a day on which dealings are carried on in the London interbank eurodollar market.

“Capital Expenditures” means for a period, any expenditure of money during such period for the purchase or construction of assets, or for improvements or additions to such assets or for the lease, purchase or other acquisition of any capital asset, or for the lease of any other asset whether payable currently or in the future, which are capitalized on any Company’s balance sheet.

“CEO” is defined in Section 7.4(a).

“Change of Control” means the occurrence of any of the following events:

(a)	Any Person or “group” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) who does not have an ownership interest in Phoenix Footwear on the date of the initial Advance is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that any such Person, entity or group will be deemed to have “beneficial ownership” of all securities that such Person, entity or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than twenty percent (20%) of the voting power of all classes of ownership of Phoenix Footwear;

(b)	During any consecutive two-year period, individuals who at the beginning of such period constituted the board of Directors of Phoenix Footwear (together with any new Directors whose election to such board of Directors, or whose nomination for election by the Owners of Phoenix Footwear, was approved by a vote of two thirds of the Directors then still in office who were either Directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of Directors of Phoenix Footwear then in office;

(c)	Penobscot, Trask, Chambers, or Phoenix Acquisition fail to be wholly-owned subsidiaries of Phoenix Footwear (unless any such entity is merged into another Company);

(d)	Any Designated Person shall cease to actively manage the day-to-day activities of Companies; or

(e)	The Chief Financial Officer of the Companies shall cease to employed in his or her position as the Chief Financial Officer or become disabled and he or she is not replaced within thirty (30) calendar days by an interim replacement and within 180 days by a permanent replacement, each to Wells Fargo’s reasonable satisfaction, or any such replacement ceases such employment or otherwise becomes disabled unless replaced in the same time periods, in each case to Wells Fargo’s reasonable satisfaction.

“Collateral” means all of each Company’s Accounts, chattel paper and electronic chattel paper, deposit accounts, documents, Equipment, General Intangibles, goods, instruments, Inventory, Intellectual Property, Investment Property, letter-of-credit rights, letters of credit, all sums on deposit in any Collection Account, and any items in any Lockbox; together with (a) all substitutions and replacements for and products of such property; (b) in the case of all goods, all accessions; (c) all accessories, attachments, parts, Equipment and repairs now or subsequently attached or affixed to or used in connection with any goods; (d) all warehouse receipts, bills of lading and other documents of title that cover such goods now or in the future; (e) all collateral subject to the Lien of any of the Security Documents; (f) any money, or other assets of any Company that come into the possession, custody, or control of Wells Fargo now or in the future; (g) Proceeds of any of the above Collateral; (h) books and records of each Company, including all mail or e-mail addressed to any Company; and (i) all of the above Collateral, whether now owned or existing or acquired now or in the future or in which each Company has rights now or in the future; provided, however, that the Collateral shall not include more than 66% of the stock of any Subsidiary that is a “controlled foreign corporation”, as defined in the Internal Revenue code of 1986, as amended.

“Collection Account” means “Collection Account” as defined in the Master Agreement for Treasury Management Services and related Lockbox and Collection Account Service Description or Collection Account Service Description, whichever is applicable. .

“Company Funds Administrator” means Phoenix Footwear Group, Inc., a Delaware corporation.

“Compliance Certificate” is defined in Section 5.1(a) and is in the form of Exhibit E.

“Commercial Letter of Credit Agreement” means an agreement governing the issuance of documentary letters of credit entered into between any Company as applicant and Wells Fargo as issuer.

“Constituent Documents” means with respect to any Person, as applicable, that Person’s certificate of incorporation, articles of incorporation, by-laws, certificate of formation, articles of organization, limited liability company agreement, management agreement, operating agreement, shareholder agreement, partnership agreement or similar document or agreement governing such Person’s existence, organization or management or concerning disposition of ownership interests of such Person or voting rights among such Person’s owners.

“Copyright Security Agreement” means each Copyright Security Agreement entered into between any Company and Wells Fargo.

“Default Period” is defined in Section 1.6(c).

“Default Rate” is defined in Section 1.6(c).

“Designated Person” means James Riedman.

“Dilution” means, as of any date of determination, a percentage which is the result of dividing (a) actual bad debt write-downs, discounts, advertising allowances, credits, and any other items with respect to the Accounts determined to be dilutive by Wells Fargo in its sole discretion during any measurement period selected by Wells Fargo, by (b) Companies’ net sales during such period (excluding extraordinary items) plus the amount of clause (a); provided that any such measurement period shall (i) occur during the twelve months immediately prior to any date of determination, and (ii) be not less than 30 days in length.

“Director” means a director if a Company is a corporation, or a governor or manager if a Company is a limited liability company.

“Electronic Record” means a Record that is created, generated, sent, communicated, received, or stored by electronic means, but does not include any Record that is sent, communicated, or received by fax.

“Eligible Accounts” means all unpaid Accounts of each Company arising from the sale or lease of goods or the performance of services, net of any credits, but excluding any Accounts having any of the following characteristics:

(a)	That portion of Accounts unpaid (i) 90 days or more after the original invoice date, for Accounts that originally have 30-day (or less) payment terms, or (ii) 120 days or more after the original invoice date, for Accounts that originally have payment terms exceeding 30 days;

(b)	That portion of Accounts related to goods or services with respect to which a Company has received notice of a claim or dispute, which are subject to a claim of offset or a contra account, or which reflect a reasonable reserve for warranty claims or returns;

(c)	That portion of Accounts not yet earned by the final delivery of goods or that portion of Accounts not yet earned by the final rendition of services by a Company to the account debtor, including with respect to both goods and services, progress billings, and that portion of Accounts for which an invoice has not been sent to the applicable account debtor;

(d)	Accounts constituting (i) Proceeds of copyrightable material unless such copyrightable material shall have been registered with the United States Copyright Office, or (ii) Proceeds of patentable inventions unless such patentable inventions have been registered with the United States Patent and Trademark Office;

(e)	Accounts owed by any unit of government, whether foreign or domestic (except that there shall be included in Eligible Accounts that portion of Accounts owed by such units of government for which a Company has provided evidence satisfactory to Wells Fargo that (i) Wells Fargo’s Security Interest constitutes a perfected first priority Lien in such Accounts, and (ii) such Accounts may be enforced by Wells Fargo directly against such unit of government under all applicable laws);

(f)	Accounts denominated in any currency other than United States Dollars;

(g)	Accounts owed by an account debtor located outside the United States or Canada which are not (i) backed by a bank letter of credit naming Wells Fargo as beneficiary or assigned to Wells Fargo, in Wells Fargo’s possession or control, and with respect to which a control agreement concerning the letter-of-credit rights is in effect, and acceptable to Wells Fargo in all respects, in its sole discretion, or (ii) covered by a foreign receivables insurance policy acceptable to Wells Fargo in its sole discretion;

(h)	Accounts owed by an account debtor who is insolvent or is the subject of bankruptcy proceedings or who has gone out of business;

(i)	Accounts owed by an Owner, Subsidiary, Affiliate, Officer or employee of any Company;

(j)	Accounts not subject to the Security Interest or which are subject to any Lien in favor of any Person other than Wells Fargo;

(k)	That portion of Accounts that has been restructured, extended, amended or modified;

(l)	That portion of Accounts that constitutes advertising, finance charges, service charges or sales or excise taxes;

(m)	Accounts owed by an account debtor, regardless of whether otherwise eligible, to the extent that the aggregate balance of such Accounts exceeds (i) thirty five percent (35%) of the aggregate amount of all Eligible Accounts with respect to Accounts owing by either Wal-Mart Stores, Inc. and its affiliates, and (ii) fifteen percent (15%) of the aggregate amount of all Eligible Accounts with respect to Accounts owing by all account debtors other than Wal-Mart Stores, Inc. and its respective affiliates;

(n)	Accounts owed by an account debtor, regardless of whether otherwise eligible, if 25% or more of the total amount of Accounts due from such debtor is ineligible under clauses (a), (b), or (k) above; and

(o)	Accounts, or portions of Accounts, otherwise deemed ineligible by Wells Fargo in its sole discretion.

“Eligible Chambers Accounts” means Eligible Accounts owing by account debtors of Chambers Belt Company.

“Eligible In-Transit Inventory” means those items of Inventory that do not qualify as Eligible Landed Inventory solely because they are not located at one of a Company’s locations or at a distribution center for which Wells Fargo has received a bailee waiver agreement (in form and substance satisfactory to Wells Fargo) or in transit among such locations, but as to which (a) the Inventory was the subject of a Qualified Import Letter of Credit or has been paid for by cash in advance, (b) such Inventory currently is in transit (whether by vessel, air, or land) from a location outside of the continental United States to one of Companies’ retail locations or to a distribution center for which Wells Fargo has received a bailee waiver agreement (in form and substance satisfactory to Wells Fargo), (c) title to such Inventory has passed to a Company, (d) such Inventory is insured against types of loss, damage, hazards, and risks, and in amounts, satisfactory to Wells Fargo in its reasonable discretion, (e) such Inventory either (1) is the subject of a negotiable bill of lading (x) that is consigned to Wells Fargo (either directly or by means of endorsements), (y) that was issued by the carrier respecting the subject Inventory, and (z) that is in the possession of Wells Fargo or a customs broker (who has entered into an agreement with Wells Fargo, in form and substance satisfactory to Wells Fargo, in respect of such bills of lading and related goods), or (2) is the subject of a negotiable cargo receipt and is not the subject of a bill of lading (other than a negotiable bill of lading consigned to, and in the possession of, a consolidator or Wells Fargo, or their respective agents) and such negotiable cargo receipt is (x) consigned to Wells Fargo (either directly or by means of endorsements), (y) that was issued by a consolidator respecting the subject Inventory, and (z) that is in the possession of Wells Fargo or a customs broker (who has entered into an agreement with Wells Fargo, in form and substance satisfactory to Wells Fargo, in respect of such cargo receipts and related goods), and (f) Companies have provided a certificate to Wells Fargo that certifies that, to the best knowledge of Companies, such Inventory meets all of Companies’ representations and warranties contained in the Loan Documents concerning Eligible Inventory and it will satisfy each of the criteria for treatment as “Eligible Inventory,” that they know of no reason why such Inventory would not be accepted by Companies when it arrives at one of Companies’ retail locations (or such distribution center described above), and that the shipment as evidenced by the documents conforms to the related order documents.

“Eligible Inventory” means all Inventory of each Company consisting of new finished goods valued at the lower of cost or market in accordance with GAAP; but excluding Inventory having any of the following characteristics:

(a)	Inventory that is: in-transit (other than Eligible In-Transit Inventory); located at any warehouse, job site or other premises not approved by Wells Fargo in an Authenticated Record delivered to a Company; not subject to a perfected first priority Lien in Wells Fargo’s favor; subject to any Lien or encumbrance (other than in favor of Wells Fargo), unless such Lien or encumbrance is contractually subordinated to Wells Fargo’s Lien pursuant to a written subordination agreement in form and substance acceptable to Wells Fargo; covered by any negotiable or non-negotiable warehouse receipt, bill of lading or other document of title; on consignment from any consignor; or on consignment to any consignee or subject to any bailment unless the consignee or bailee has executed an agreement with Wells Fargo;

(b)	Supplies, packaging, parts, or sample Inventory, or customer supplied parts or Inventory;

(c)	Work-in-process Inventory or raw materials Inventory;

(d)	Inventory that is damaged, defective, obsolete, slow moving or not currently saleable in the normal course of a Company’s operations, or the amount of such Inventory that has been reduced by shrinkage;

(e)	Inventory that a Company has returned, has attempted to return, is in the process of returning or intends to return to the vendor of the Inventory;

(f)	Inventory that is perishable or live;

(g)	Inventory manufactured by a Company pursuant to a license unless either (x) the applicable licensor has agreed in a Record that has been Authenticated by licensor to permit Wells Fargo to exercise its rights and remedies against such Inventory, or (y) Wells Fargo permits such Inventory to be treated as Eligible Inventory in Wells Fargo’s sole discretion;

(h)	Inventory stored at locations holding less than 10% of the aggregate value of a Company’s Inventory; and

(i)	Inventory otherwise deemed ineligible by Wells Fargo in its sole discretion.

“Eligible Landed Inventory” means Inventory consisting of first quality finished goods held for sale in the ordinary course of Companies’ business located at one of Companies’ business locations or a distribution center (for which Wells Fargo has received a bailee waiver agreement in form and substance satisfactory to Wells Fargo), or in-transit between any such locations, that constitute “Eligible Inventory,” and that is not excluded as ineligible by virtue of the one or more of the criteria set forth in the definition of “Eligible Inventory.”

“Eligible Phoenix Accounts” means Eligible Accounts owing by account debtors of Phoenix Footwear Group, Inc., Penobscot Shoe Company, H.S. Trask & Company, or Phoenix Delaware Acquisition, Inc.

“Environmental Law” means any federal, state, local or other governmental statute, regulation, law or ordinance dealing with the protection of human health and the environment.

“Equipment” shall have the meaning given it under the Uniform Commercial Code in effect in the state whose laws govern this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is a member of a group which includes any Company and which is treated as a single employer under Section 414 of the IRC.

“Event of Default” is defined in Section 6.1.

“Excess Availability” means, as of any date of determination, (i) Availability less (ii) the sum of Companies’ trade payables older than 60 days from the original due date, book overdrafts, and other past due obligations.

“Floating Rate” is defined in Section 1.6(a).

“Floating Rate Advance” means an Advance bearing interest at the Floating Rate.

“GAAP” means generally accepted accounting principles, applied on a basis consistent with the accounting practices applied in the financial statements described on Exhibit D.

“General Intangibles” shall have the meaning given it under the UCC.

“Guarantor” means any Person now or in the future guaranteeing any Indebtedness through the issuance of a Guaranty.

“Guaranty” means an unconditional continuing guaranty executed by a Guarantor in favor of Wells Fargo (if more than one, the “Guaranties”).

“Hazardous Substances” means pollutants, contaminants, hazardous substances, hazardous wastes, petroleum and fractions thereof, and all other chemicals, wastes, substances and materials listed in, regulated by or identified in any Environmental Law.

“Indebtedness” is used in its most comprehensive sense and means any debts, obligations and liabilities of each Company to Wells Fargo, whether incurred in the past, present or future, whether voluntary or involuntary, and however arising, and whether due or not due, absolute or contingent, liquidated or unliquidated, determined or undetermined, and including without limitation all obligations arising under any swap, derivative, foreign exchange, hedge, deposit, treasury management or similar transaction or arrangement however described or defined that any Company may enter into at any time with Wells Fargo or with Wells Fargo Merchant Services, L.L.C., whether or not a Company may be liable individually or jointly with others, or whether recovery upon such Indebtedness may subsequently become unenforceable.

“Indemnified Liabilities” is defined in Section 7.8.

“Indemnitees” is defined in Section 7.8.

“Infringement” or “Infringing” when used with respect to Intellectual Property Rights means any infringement or other violation of Intellectual Property Rights.

“Intellectual Property Rights” means all actual or prospective rights arising in connection with any intellectual property or other proprietary rights, including all rights arising in connection with copyrights, patents, service marks, trade dress, trade secrets, trademarks, trade names or mask works.

“Interest Payment Date” is defined in Section 1.8(a).

“Interest Period” means the period that commences on (and includes) the Business Day on which either a LIBOR Advance is made or continued or on which a Floating Rate Advance is converted to a LIBOR Advance, and ending on (but excluding) the Business Day numerically corresponding to that date that falls the number of months afterward as selected by Company Funds Administrator pursuant to Section 1.4, during which period the outstanding principal amount of the LIBOR Advance shall bear interest at the LIBOR Advance Rate; provided, however, that:

(a)	If an Interest Period would otherwise end on a day which is not a Business Day, then it shall end on the next Business Day, unless that day is the first Business Day of a month, in which case the Interest Period shall end on the last Business Day of the preceding month;

(b)	No Interest Period applicable to an Advance may end later than the Maturity Date; and

(c)	In no event shall Company Funds Administrator select Interest Periods with respect to LIBOR Advances which would result in the payment of a LIBOR Advance breakage fee under this Agreement in order to make required principal payments.

“Inventory” shall have the meaning given it under the UCC.

“Inventory Sublimit” shall initially mean $7,500,000; provided that if the Maximum Line Amount is increased to $20,000,000 in accordance with this Agreement, the Inventory Sublimit shall be $8,500,000.

“Investment Property” shall have the meaning given it under the UCC.

“L/C Amount” means the sum of (a) the Aggregate Face Amount of any outstanding Letters of Credit, plus (b) the amount of each Obligation of Reimbursement that either remains unreimbursed or has not been paid through an Advance on the Line of Credit.

“L/C Application” means an application for the issuance of standby or documentary Letters of Credit pursuant to the terms of a Standby Letter of Credit Agreement or Commercial Letter of Credit Agreement, in form acceptable to Wells Fargo.

“Letter of Credit” and “Letters of Credit” are each defined in Section 1.10(a).

“LIBOR” means the rate per annum (rounded upward, if necessary, to the nearest whole 1/8th of one percent (1%)) determined pursuant to the following formula:

LIBOR =	Base LIBOR
100% -LIBOR Reserve Percentage

(a)	“Base LIBOR” means the rate per annum for United States dollar deposits quoted by Wells Fargo as the Inter-Bank Market Offered Rate, with the understanding that such rate is quoted by Wells Fargo for the purpose of calculating effective rates of interest for loans making reference to it, on the first day of an Interest Period for delivery of funds on that date for a period of time approximately equal to the number of days in that Interest Period and in an amount approximately equal to the principal amount to which that Interest Period applies. Each Company understands and agrees that Wells Fargo may base its quotation of the Inter-Bank Market Offered Rate upon such offers or other market indicators of the Inter-Bank Market as Wells Fargo in its discretion deems appropriate including the rate offered for U.S. dollar deposits on the London Inter-Bank Market.

(b)	“LIBOR Reserve Percentage” means the reserve percentage prescribed by the Board of Governors of the Federal Reserve System (or any successor) for “Eurocurrency Liabilities” (as defined in Regulation D of the Federal Reserve Board, as amended), adjusted by Wells Fargo for expected changes in such reserve percentage during the applicable Interest Period.

“LIBOR Advance” means an Advance bearing interest at the LIBOR Advance Rate.

“LIBOR Advance Rate” is defined in Section 1.6(a).

“Licensed Intellectual Property” is defined in Exhibit D.

“Lien” means any security interest, mortgage, deed of trust, pledge, lien, charge, encumbrance, title retention agreement or analogous instrument or device, including the interest of each lessor under any capitalized lease and the interest of any bondsman under any payment or performance bond, in, of or on any assets or properties of a Person, whether now owned or subsequently acquired and whether arising by agreement or operation of law.

“Line of Credit” is defined in the Recitals.

“Loan Documents” means this Agreement, the Revolving Note, the Master Agreement for Treasury Management Services, each Subordination Agreement, each Standby Letter of Credit Agreement, each Commercial Letter of Credit Agreement, any L/C Applications, and the Security Documents, together with every other agreement, note, document, contract or instrument to which any Company now or in the future may be a party and which may be required by Wells Fargo in connection with, or as a condition to, the execution of this Agreement. Any documents or other agreements entered into between any Company and Wells Fargo that relate to any swap, derivative, foreign exchange, hedge, or similar product or transaction, or which are entered into with an operating division of Wells Fargo other than Wells Fargo Business Credit, shall not be included in this definition.

“Loan Manager” means the treasury management service defined in the Master Agreement for Treasury Management Services and related Loan Manager Service Description.

“Lockbox” means “Lockbox” as defined in the Master Agreement for Treasury Management Services and related Lockbox and Collection Account Service Description.

“Margin” means a rate per annum, expressed as a percentage, as more fully described in Section 1.6(a).

“Master Agreement for Treasury Management Services” means the Master Agreement for Treasury Management Services, the related Acceptance of Services, and the Service Description governing each treasury management service used by any Company.

“Material Adverse Effect” means any of the following:

(a)	A material adverse effect on the business, operations, results of operations, prospects, assets, liabilities or financial condition of the Companies taken as a whole;

(b)	A material adverse effect on the ability of any Company to perform its obligations under the Loan Documents, or any other document or agreement related to this Agreement; or

(c)	A material adverse effect on the ability of Wells Fargo to enforce the Indebtedness or to realize the intended benefits of the Security Documents, including a material adverse effect on the validity or enforceability of any Loan Document or of any rights against any Guarantor, or on the status, existence, perfection, priority (subject to Permitted Liens) or enforceability of any Lien securing payment or performance of the Indebtedness.

“Maturity Date” is defined in Section 1.1(b).

“Maximum Line Amount” is defined in Section 1.1(a).

“Minimum Interest Charge” is defined in Section 1.6(b).

“Monthly Collateral Reporting Period” is defined in Section 5.1(e).

“Multiemployer Plan” means a multiemployer plan (as defined in Section 4001(a)(3) of ERISA) to which any Company or any ERISA Affiliate contributes or is obligated to contribute.

“Net Cash Proceeds” means the cash proceeds of any asset sale (including cash proceeds received as deferred payments pursuant to a note, installment receivable or otherwise, but only upon actual receipt) net of (a) attorney, accountant, and investment banking fees, (b) brokerage commissions, (c) amounts required to be applied to the repayment of debt secured by a Lien not prohibited by this Agreement on the asset being sold, and (c) taxes paid or reasonably estimated to be payable as a result of such asset sale.

“Net Forced Liquidation Value” means a professional opinion of the probable Net Cash Proceeds that could be realized at a properly advertised and professionally managed forced sale public auction conducted without reserve under economic trends current within 60 days of the appraisal, which opinion may consider physical location, difficulty of removal, adaptability, specialization, marketability, physical condition, overall appearance and psychological appeal.

“Net Income” means, for any measurement period, before-tax income from continuing operations for such period, including extraordinary losses but excluding extraordinary gains, all as determined in accordance with GAAP. Upon exhaustion of all of Companies’ net operating loss carry-forwards (existing as of the date of this Agreement), “Net Income” shall thereafter mean, for any measurement period, after-tax income from continuing operations for such period, including extraordinary losses but excluding extraordinary gains, all as determined in accordance with GAAP.

“Net Orderly Liquidation Value” means a professional opinion of the probable Net Cash Proceeds that could be realized at a properly advertised and professionally conducted liquidation sale, conducted under orderly sale conditions for an extended period of time (usually three to nine months), under the economic trends existing at the time of the appraisal.

“Obligation of Reimbursement” is defined in Section 1.10(b).

“OFAC” is defined in Section 5.12(b).

“Officer” means with respect to any Company, an officer if such Company is a corporation, a manager if such Company is a limited liability company, or a partner if such Company is a partnership.

“Operating Account” is defined in Section 1.3(a), and maintained in accordance with the terms of Wells Fargo’s Commercial Account Agreement in effect for demand deposit accounts.

“Overadvance” means the amount, if any, by which the unpaid principal amount of the Revolving Note, plus the L/C Amount, is in excess of the then-existing Borrowing Base.

“Owned Intellectual Property” is defined in Exhibit D.

“Owner” means with respect to any Company, each Person having legal or beneficial title to an ownership interest in such Company or a right to acquire such an interest.

“Patent and Trademark Security Agreement” means each Patent and Trademark Security Agreement entered into between any Company and Wells Fargo.

“Pension Plan” means a pension plan (as defined in Section 3(2) of ERISA) maintained for employees of any Company or any ERISA Affiliate and covered by Title IV of ERISA.

“Permitted Lien” and “Permitted Liens” are defined in Section 5.3(a).

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision of a governmental entity.

“Plan” means an employee benefit plan (as defined in Section 3(3) of ERISA) maintained for employees of any Company or any ERISA Affiliate.

“Premises” is defined in Section 2.4(a).

“Prime Rate” means at any time the rate of interest most recently announced by Wells Fargo at its principal office as its Prime Rate, with the understanding that the Prime Rate is one of Wells Fargo’s base rates, and serves as the basis upon which effective rates of interest are calculated for those loans making reference to it, and is evidenced by its recording in such internal publication or publications as Wells Fargo may designate. Each change in the rate of interest shall become effective on the date each Prime Rate change is announced by Wells Fargo.

“Proceeds” shall have the meaning given it under the UCC.

“Qualified Import Letter of Credit” means a Letter of Credit that (a) is issued to facilitate the purchase by a Company of Eligible Inventory, (b) is in form and substance acceptable to Wells Fargo, and (c) is drawable by the beneficiary thereof by the presentation of, among other documents, either (i) a negotiable bill of lading that is consigned to Wells Fargo (either directly or by means of endorsements) and that was issued by the carrier respecting the subject Eligible Inventory, or (ii) a negotiable cargo receipt that is consigned to Wells Fargo (either directly or by means of endorsements) and that was issued by a consolidator respecting the subject Eligible Inventory; provided, however, that, in the latter case, no bill of lading shall have been issued by the carrier (other than a bill of lading consigned to the consolidator or to Wells Fargo).

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form, and includes all information that is required to be reported by any Company to Wells Fargo pursuant to Section 5.1.

“Reportable Event” means a reportable event (as defined in Section 4043 of ERISA), other than an event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the Pension Benefit Guaranty Corporation.

“Revolving Note” is defined in Section 1.1(d).

“Security Documents” means this Agreement, the Copyright Security Agreement, the Patent and Trademark Security Agreement, and any other document delivered to Wells Fargo from time to time to secure the Indebtedness.

“Security Interest” is defined in Section 2.1.

“Special Account” means a specified cash collateral account maintained with Wells Fargo or another financial institution acceptable to Wells Fargo in connection with each undrawn Letter of Credit issued by Wells Fargo, as more fully described in Section 1.11.

“Standby Letter of Credit Agreement” means an agreement governing the issuance of standby letters of credit by Wells Fargo entered into between any Company as applicant and Wells Fargo as issuer.

“Subordinated Creditor(s)” means any Person now or in the future subordinating indebtedness of any Company held by that Person to the payment of the Indebtedness.

“Subordination Agreement” means a subordination agreement executed by a Subordinated Creditor in favor of Wells Fargo (if more than one, the “Subordination Agreements”).

“Subsidiary” means any Person of which more than 50% of the outstanding ownership interests having general voting power under ordinary circumstances to elect a majority of the board of directors or the equivalent of such Person, irrespective of whether or not at the time ownership interests of any other class or classes shall have or might have voting power by reason of the happening of any contingency, is at the time directly or indirectly owned by any Company, by any Company and one or more other Subsidiaries, or by one or more other Subsidiaries.

“Termination Date” is defined in Section 1.1(b).

“UCC” means the Uniform Commercial Code in effect in the state designated in this Agreement as the state whose laws shall govern this Agreement, or in any other state whose laws are held to govern this Agreement or any portion of this Agreement.

“Wells Fargo” means Wells Fargo Bank, National Association in its broadest and most comprehensive sense as a legal entity, and is not limited in its meaning to the Wells Fargo Business Credit operating division, or to any other operating division of Wells Fargo.

Exhibit B to Credit and Security Agreement

PREMISES

The Premises referred to in the Credit and Security Agreement have the following addresses:

1.	5840 El Camino Real, Suite 106

Carlsbad, California 92008

2.	5445 Jillson Street

Commerce California

B-1

Exhibit C to Credit and Security Agreement

CONDITIONS PRECEDENT

Wells Fargo’s obligation to make an initial Advance shall be subject to the condition that Wells Fargo shall have received the following, executed and in form and content satisfactory to Wells Fargo. The following descriptions are limited descriptions for reference purposes only and should not be construed as limiting in any way the subject matter that Wells Fargo requires each document to address.

A.	Loan Documents to be Executed by Companies:

(1)	The Revolving Note.

(2)	The Credit and Security Agreement.

(3)	The Master Agreement for Treasury Management Services, the Acceptance of Services, and the related Service Description for each deposit or treasury management related product or service that Companies will subscribe to, including without limitation the Loan Manager Service Description and the Lockbox and Collection Account Service Description.

(4)	The Copyright Security Agreement.

(5)	The Patent and Trademark Security Agreement.

(6)	A Standby Letter of Credit Agreement and the Commercial Letter of Credit Agreement, and a separate L/C Application for each Letter of Credit that Company Funds Administrator has requested that Wells Fargo issue.

B.	Loan Documents to be Executed by Third Parties:

(1)	A Waiver of Interest issued by the spouse of each individual Guarantor, waiving certain interests he or she may have.

(2)	The Collateral Pledge Agreement of Phoenix Footwear, pursuant to which that Person grants Wells Fargo a security interest in the shares of stock more fully described in the Collateral Pledge Agreement, together with the stock certificates and stock powers, as security for the full and prompt payment of Companies’ Indebtedness.

(3)	An Acknowledgement of Warehouseman from each warehouse where any Company stores Inventory, pursuant to which the warehouseman waives its Lien in the Inventory.

(4)	An Imported Inventory Agreement from each broker or consignee of any Company’s Inventory.

(5)	A copy of each Notice of Ownership of Goods sent to each Person to whom tangible Collateral has been delivered but who will not be taking ownership of such property, notifying each such Person of the continued ownership interest of any Company in such property and the Lien being retained by Wells Fargo in such Collateral.

(6)	A Landlord’s Disclaimer and Consent to each lease entered into by any Company and that Landlord with respect to the Premises, pursuant to which the Landlord waives its Lien in any goods or other Inventory of any Company located on the Premises.

(7)	Certificates of Insurance required under this Agreement, with all hazard insurance containing a lender’s loss payable endorsement in Wells Fargo’s favor and with all liability insurance naming Wells Fargo as additional insured.

C.	Documents Related to the Premises

(1)	Any leases pursuant to which any Company is leasing the Premises from a lessor.

(2)	Every bailment or consignment pursuant to which any property of any Company is in the possession of a third Person such as a consignee or subcontractor, together with, in the case of any goods held by such Person for resale, UCC financing statements sufficient to protect Companies’ and Wells Fargo’s interests in such goods.

D.	Federal Tax, State Tax, Judgment, UCC and Intellectual Property Lien Searches

(1)	Current searches of Companies in appropriate filing offices showing that (i) no Liens have been filed and remain in effect against Companies and Collateral except Permitted Liens or Liens held by Persons who have agreed in an Authenticated Record that upon receipt of proceeds of the initial Advances, they will satisfy, release or terminate such Liens in a manner satisfactory to Wells Fargo, and (ii) Wells Fargo has filed all UCC financing statements necessary to perfect the Security Interest, to the extent the Security Interest is capable of being perfected by filing.

(2)	Current searches of Third Persons in appropriate filing offices with respect to any of the Collateral that is in the possession of a Person other than Companies that is held for resale, showing that (i) UCC financing statements sufficient to protect Companies’ and Wells Fargo’s interests in such Collateral have been filed, and (ii) no other secured party has filed a financing statement against such Person and covering property similar to Companies’, other than Companies, or if there exists any such secured party, evidence that each such party has received notice from Companies and Wells Fargo sufficient to protect Companies’ and Wells Fargo’s interests in Companies’ goods from any claim by such secured party.

E.	Constituent Documents:

(1)

The Certificate of Authority of Companies, which shall include as part of the Certificate or as exhibits to the Certificate, (i) the Resolution of Companies’ Directors and, if required, Owners, authorizing the execution, delivery and performance of those Loan Documents and other documents or agreements described in or related to this Agreement to which any Company is a party, (ii) an Incumbency Certificate containing the signatures of Companies’ Officers or agents authorized to execute and deliver those instruments, agreements and certificates referenced in (i) above, as well as Advance requests, on Companies’ behalf, (iii) Companies’ Constituent Documents, (iv) a current Certificate of Good Standing or Certificate of Status issued by the secretary of state or other appropriate authority for each Company’s state of organization, certifying that each Company is in good standing and in compliance with all applicable organizational requirements of the state of organization, and (v) a Secretary’s Certificate of each Company’s secretary or assistant secretary certifying that the Certificate of Authority of Company is true, correct and complete.

(2)	Evidence that Companies are licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by them makes such licensing or qualification necessary.

(3)	An Officer’s Certificate of an appropriate Officer of Companies confirming, in his or her personal capacity, the representations and warranties set forth in this Agreement.

(4)	A Customer Identification Information Form and such other forms and verification as Wells Fargo may need to comply with the U.S.A. Patriot Act.

F.	Miscellaneous Matters or Documents:

(1)	Payment of fees and reimbursable costs and expenses due under this Agreement through the date of initial Advance or issuance of a Letter of Credit, including all legal expenses incurred through the date of the closing of this Agreement.

(2)	Evidence that after making the initial Advance and satisfying all obligations owed to Companies’ prior lender and all trade payables older than 60 days from the original due date, book overdrafts and closing costs, the availability under the Line of Credit is not less than $1,400,000.

(3)	Any documents or other agreements entered into by any Company and Wells Fargo that relate to any swap, derivative, foreign exchange, hedge, deposit, treasury management or similar product or transaction extended to any Company by Wells Fargo not already provided pursuant to the requirements above.

(4)	Such other documents as Wells Fargo in its sole discretion may require.

Exhibit D to Credit and Security Agreement

REPRESENTATIONS AND WARRANTIES

Each Company represents and warrants to Wells Fargo as follows:

(a)	Existence and Power; Name; Chief Executive Office; Inventory and Equipment Locations; Federal Employer Identification Number and Organizational Identification Number. Each Company is a corporation, duly organized, validly existing, and in good standing under the laws of its state of incorporation and is licensed or qualified to transact business in all jurisdictions where the character of the property owned or leased or the nature of the business transacted by it makes such licensing or qualification necessary. Each Company has all requisite power and authority to conduct its business, to own its properties and to execute and deliver, and to perform all of its obligations under, those Loan Documents and any other documents or agreements that it has entered into with Wells Fargo related to this Agreement. During its existence, each Company has done business solely under the names set forth below in addition to its correct legal name. Each Company’s chief executive office and principal place of business is located at the address set forth below, and all of each Company’s records relating to its business or the Collateral are kept at that location. All Inventory and Equipment is located at that location or at one of the other locations listed in Schedule I. Each Company’s name, Federal Employer Identification Number and Organization Identification Number are correctly set forth in Schedule I.

(b)	Capitalization. The capitalization chart in Schedule II constitutes a correct and complete list of all ownership interests of five percent (5%) or more of the outstanding stock of the Company, based upon the most recent SEC filings on Form 13D and 13G prior to the date hereof, and rights to acquire ownership interests including the record holder, number of interests and percentage interests on a fully diluted basis, and the organizational chart below shows the ownership structure of all Subsidiaries of Phoenix Footwear.

(c)	Authorization of Borrowing; No Conflict as to Law or Agreements. The execution, delivery and performance by each Company of the Loan Documents and any other documents or agreements described in or related to this Agreement, and all borrowing under the Line of Credit have been authorized and do not (i) require the consent or approval of any Company’s Owners; (ii) require the authorization, consent or approval by, or registration, declaration or filing with, or notice to, any governmental agency or instrumentality, whether domestic or foreign, or any other Person, except to the extent obtained, accomplished or given prior to the date of this Agreement; (iii) violate any provision of any law, rule or regulation (including Regulation X of the Board of Governors of the Federal Reserve System) or of any order, writ, injunction or decree presently in effect having applicability to any Company or of any Company’s Constituent Documents; (iv) result in a breach of or constitute a default or event of default under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which any Company is a party or by which it or its properties may be bound or affected; or (v) result in, or require, the creation or imposition of any Lien (other than the Security Interest) upon or with respect to any of the properties now owned or subsequently acquired by any Company.

(d)	Legal Agreements. This Agreement, the other Loan Documents, and any other document or agreement described in or related to this Agreement, will constitute the legal, valid and binding obligations of each Company, enforceable against each Company in accordance with their respective terms.

(e)	Subsidiaries. Except as disclosed in Schedule I, no Company has any Subsidiaries.

(f)	Financial Condition; No Adverse Change. Companies have furnished to Wells Fargo their audited financial statements for its fiscal year ended December 31, 2007, and unaudited financial statements for the fiscal-year-to-date period ended March 31, 2008, and those statements fairly present Companies’ financial condition as of those dates and the results of Companies’ operations and cash flows for the periods then ended and were prepared in accordance with GAAP (except for the absence of year-end adjustment and footnotes in the case of unaudited financial statements). Since the date of the most recent financial statements, there has been no Material Adverse Effect in Companies’ business, properties, or condition (financial or otherwise).

(g)	Litigation. Except as set forth in Schedule IV, as of the date hereof, there are no actions, suits or proceedings pending or, to Companies’ knowledge, threatened against or affecting any Company or any of their Affiliates or the properties of any Company or any of their Affiliates before any court or governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, which, if determined adversely to any Company or any of their Affiliates, would have a Material Adverse Effect on the financial condition, properties or operations of any Company or any of its Affiliates.

(h)	Intellectual Property Rights.

(i) Owned Intellectual Property. Set forth on Schedule V-A is a complete list of all patents, applications for patents, trademarks, applications to register trademarks, service marks, applications to register service marks, mask works, trade dress and copyrights for which any Company is the owner of record (the “Owned Intellectual Property”). Except as set forth below, (A) each Company owns the Owned Intellectual Property free and clear of all restrictions (including covenants not to sue any Person), court orders, injunctions, decrees, writs or Liens, whether by agreement memorialized in a Record Authenticated by a Company or otherwise, (B) no Person other than a Company owns or has been granted any right in the Owned Intellectual Property, (C) all Owned Intellectual Property is valid, subsisting and enforceable, and (D) each Company has taken all commercially reasonable action necessary to maintain and protect the Owned Intellectual Property.

(ii) Agreements with Employees and Contractors. Each Company has entered into a legally enforceable agreement with each Person that is an employee or subcontractor obligating that Person to assign to the applicable Company, without additional compensation, any Intellectual Property Rights created, discovered or invented by that Person in the course of that Person’s employment or engagement with such Company (except to the extent prohibited by law), and further obligating that Person to cooperate with such Company, without additional compensation, to secure and enforce the Intellectual Property Rights on behalf of such Company, unless the job description of the Person is such that it is not reasonably foreseeable that the employee or subcontractor will create, discover, or invent Intellectual Property Rights.

(iii) Intellectual Property Rights Licensed from Others. Set forth on Schedule V-B is a complete list of all agreements under which each Company has licensed Intellectual Property Rights from another Person (“Licensed Intellectual Property”) other than readily available, non-negotiated licenses of computer software and other intellectual property used solely for performing accounting, word processing and similar administrative tasks (“Off-the-shelf Software”) and a summary of any ongoing payments any Company is obligated to make with respect thereto. Except as set forth below or in any other Record, copies of which have been given to Wells Fargo, each Company’s licenses to use the Licensed Intellectual Property are free and clear of all restrictions, Liens, court orders, injunctions, decrees, or writs, whether by agreed to in a Record Authenticated by any Company or otherwise. Except as disclosed on Schedule V-B, no Company is contractually obligated to make royalty payments of a material nature, or pay fees to any owner of, licensor of, or other claimant to, any Intellectual Property Rights.

(iv) Other Intellectual Property Needed for Business. Except for Off-the-shelf Software and as disclosed on Schedule V-B, the Owned Intellectual Property and the Licensed Intellectual Property constitute all Intellectual Property Rights used or necessary to conduct each Company’s business as it is presently conducted or as each Company reasonably foresees conducting it.

(v) Infringement. Except as disclosed on Schedule V-B, no Company has any knowledge of, and has not received notice either orally or in a Record alleging, any Infringement of another Person’s Intellectual Property Rights (including any claim set forth in a Record that Company must license or refrain from using the Intellectual Property Rights of any Person) nor, to any Company’s knowledge, is there any threatened claim or any reasonable basis for any such claim.

(i)	Taxes. Each Company and its Affiliates have paid or caused to be paid to the proper authorities when due all federal, state and local taxes required to be withheld by each of them. Each Company and its Affiliates have filed all federal, state and local tax returns which to the knowledge of the Officers of each Company or any Affiliate, as the case may be, are required to be filed, and each Company and its Affiliates have paid or caused to be paid to the respective taxing authorities all taxes as shown on these returns or on any assessment received by any of them to the extent such taxes have become due.

(j)	Titles and Liens. Each Company has good and absolute title to all Collateral free and clear of all Liens other than Permitted Liens. No financing statement naming Company as debtor is on file in any office except to perfect only Permitted Liens.

(k)	No Defaults. Each Company is in compliance with all provisions of all agreements, instruments, decrees and orders to which it is a party or by which it or its property is bound or affected, the breach or default of which would have a Material Adverse Effect on any Company’s financial condition, properties or operations.

(l)	Submissions to Wells Fargo. All financial and other information provided to Wells Fargo by or on behalf of any Company in connection with any Company’s request for the credit facilities contemplated hereby is (i) true and correct in all material respects and (ii) does not omit any material fact that would cause such information to be misleading. As of the date hereof based on available information, the projections provided by the Companies to Wells Fargo present a good faith opinion of the Companies’ management of the Companies’ anticipated future financial performance, although there is no guarantee that they will be achieved.

(m)	Financing Statements. Each Company has previously authorized the filing of financing statements sufficient when filed to perfect the Security Interest and other Liens created by the Security Documents. When such financing statements are filed, Wells Fargo will have a valid and perfected security interest in all Collateral capable of being perfected by the filing of financing statements. None of the Collateral is or will become a fixture on real estate, unless a sufficient fixture filing has been filed with respect to such Collateral.

(n)	Rights to Payment. Each right to payment and each instrument, document, chattel paper and other agreement constituting or evidencing Collateral is (or, in the case of all future Collateral, will be when arising or issued) the valid, genuine and legally enforceable obligation, subject to no defense, setoff or counterclaim of the account debtor or other obligor named in that instrument.

(o)	Employee Benefit Plans. Except as disclosed in Schedule VI,

(i) Maintenance and Contributions to Plans. No Company nor any ERISA Affiliate (A) maintains or has maintained any Pension Plan, (B) contributes or has contributed to any Multiemployer Plan, or (C) provides or has provided post-retirement medical or insurance benefits to employees or former employees (other than benefits required under Section 601 of ERISA, Section 4980B of the IRC, or applicable state law).

(ii) Knowledge of Plan Noncompliance with Applicable Law. No Company nor any ERISA Affiliate has (A) knowledge that any Company or the ERISA Affiliate is not in full compliance with all of the material requirements of ERISA, the IRC, or applicable state law with respect to any Plan, (B) knowledge that a Reportable Event occurred or continues to exist in connection with any Pension Plan, or (C) sponsored a Plan that it intends to maintain as qualified under the IRC that is not so qualified, and no fact or circumstance exists which may have an adverse effect on such Plan’s tax-qualified status.

(iii) Funding Deficiencies and Other Liabilities. No Company nor any ERISA Affiliate has liability for any (A) accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the IRC) under any Plan, whether or not waived, (B) withdrawal, partial withdrawal, reorganization or other event under any Multiemployer Plan under Section 4201 or 4243 of ERISA, or (C) event or circumstance which could result in financial obligation to the Pension Benefit Guaranty Corporation, the Internal Revenue Service, the Department of Labor or any participant in connection with any Plan (other than routine claims for benefits under the Plan).

(p)	Environmental Matters. Except as disclosed in Schedule VII,

(i) Hazardous Substances on Premises. There are not present in, on or under the Premises any Hazardous Substances in such form or quantity as to create any material liability or obligation for either Companies or Wells Fargo under the common law of any jurisdiction or under any Environmental Law, and no Hazardous Substances have ever been stored, buried, spilled, leaked, discharged, emitted or released in, on or under the Premises in such a way as to create a material liability.

(ii) Disposal of Hazardous Substances. The Companies have not disposed of Hazardous Substances in such a manner as to create any material liability under any Environmental Law.

(iii) Claims and Proceedings with Respect to Environmental Law Compliance. There have not existed in the past, nor are there any threatened or impending requests, claims, notices, investigations, demands, administrative proceedings, hearings or litigation relating in any way to the Premises or any Company, alleging material liability under, violation of, or noncompliance with any Environmental Law or any license, permit or other authorization issued pursuant thereto.

(iv) Compliance with Environmental Law; Permits and Authorizations. The Companies (A) conduct their business at all times in compliance with applicable Environmental Law, (B) possesses valid licenses, permits and other authorizations required under applicable Environmental Law for the lawful and efficient operation of its business, none of which are scheduled to expire, or withdrawal, or material limitation within the next 12 months, and (C) have not been denied insurance on grounds related to potential environmental liability.

(v) Status of Premises. The Premises are not and never have been listed on the National Priorities List, the Comprehensive Environmental Response, Compensation and Liability Information System or any similar federal, state or local list, schedule, log, inventory or database.

(vi) Environmental Audits, Reports, Permits and Licenses. Each Company has delivered to Wells Fargo all environmental assessments, audits, reports, permits, licenses and other documents describing or relating in any way to the Premises or any Company’s businesses.

Exhibit E to Credit and Security Agreement

COMPLIANCE CERTIFICATE

To:	Wells Fargo Bank, National Association
Date:	[ , 200 ]
Subject:	Financial Statements

In accordance with our Credit and Security Agreement dated June 10, 2008 (as amended from time to time, the “Credit Agreement”), attached are the financial statements of PHOENIX FOOTWEAR GROUP, INC., a Delaware corporation (“Phoenix Footwear”), PENOBSCOT SHOE COMPANY, a Maine corporation (“Penobscot”), H.S. TRASK & CO., a Montana corporation (“Trask”), CHAMBERS BELT COMPANY, a Delaware corporation (“Chambers”), and PHOENIX DELAWARE ACQUISITION, INC., a Delaware corporation (“Phoenix Acquisition”; Phoenix Footwear, Penobscot, Trask, Chambers and Phoenix Acquisition are sometimes individually referred to in this Agreement as a “Company” and collectively as the “Companies”), dated                      (the “Reporting Date”) and the year-to-date period then ended (the “Current Financials”). All terms used in this certificate have the meanings given in the Credit Agreement.

A. Preparation and Accuracy of Financial Statements. I certify that the Current Financials have been prepared in accordance with GAAP, subject to year-end audit adjustments and lack of footnotes, and fairly present Companies’ financial condition as of the Reporting Date.

B. Name of Companies; Merger and Consolidation. I certify that:

(Check one)

☐	No Company has, since the date of the Credit Agreement, changed its name or jurisdiction of organization, nor has it consolidated or merged with another Person.

☐	A Company has, since the date of the Credit Agreement, either changed its name or jurisdiction of organization, or both, or has consolidated or merged with another Person, which change, consolidation or merger: ☐ was consented to in advance by Wells Fargo in an Authenticated Record, and/or ☐ is more fully described in the statement of facts attached to this Certificate.

C. Events of Default. I certify that:

(Check one)

☐	I have no knowledge of the occurrence of an Event of Default under the Credit Agreement, except as previously reported to Wells Fargo in a Record.

☐	I have knowledge of an Event of Default under the Credit Agreement not previously reported to Wells Fargo in a Record, as more fully described in the statement of facts attached to this Certificate, and further, I acknowledge that Wells Fargo may under the terms of the Credit Agreement impose the Default Rate at any time during the resulting Default Period.

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D. Litigation Matters. I certify that:

(Check one)

☐	I have no knowledge of any material adverse change to the litigation exposure of any Company or any of its Affiliates or of any Guarantor.

☐	I have knowledge of material adverse changes to the litigation exposure of a Company or any of its Affiliates or of any Guarantor not previously disclosed in Exhibit D, as more fully described in the statement of facts attached to this Certificate.

E. Financial Covenants. I further certify that:

(Check and complete each of the following)

1. Minimum Net Income. Pursuant to Section 5.2(a) of the Credit Agreement, as of the Reporting Date, Companies’ Net Income was $            , which  ☐ satisfies  ☐ does not satisfy the requirement that Net Income be not less than $             on the Reporting Date.

2. Capital Expenditures. Pursuant to Section 5.2(b) of the Credit Agreement, Companies have incurred aggregate unfinanced Capital Expenditures of $             for the             -month period ending                  in the aggregate, which  ☐ satisfies  ☐ does not satisfy the requirement that such expenditures not exceed $             for such period.

3. Stop Loss. Pursuant to Section 5.2(c) of the Credit Agreement (if applicable), as of the Reporting Date, Companies’ Net Loss was $            , which  ☐ satisfies  ☐ does not satisfy the requirement that Net Loss be not greater than $100,000 per fiscal quarter as of the Reporting Date.

4. Salaries. [The compensation committee of Phoenix Footwear’s board of directors has reviewed and approved compensation for the Companies’ Officers during the applicable period] or [The Companies have not paid excessive or unreasonable salaries, bonuses, commissions, consultant fees or other compensation.]

Attached are statements of all relevant facts and computations in reasonable detail sufficient to evidence Companies’ compliance with the financial covenants referred to above, which computations were made in accordance with GAAP.

PHOENIX FOOTWEAR GROUP, INC PENOBSCOT SHOE COMPANY H.S. TRASK & CO. CHAMBERS BELT COMPANY PHOENIX DELAWARE ACQUISITION, INC.

By:
Its:	Chief Financial Officer

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Exhibit F to Credit and Security Agreement

PERMITTED LIENS

Creditor	Collateral	Jurisdiction	Filing Date	Filing No.
Manufacturers and Traders Trust Company	Cash collateral held by Creditor to secure reimbursement obligations arising under Letters of Credit and CADs issued by Creditor (in the approximate amount of $3,150,000), existing as of the date of this Credit and Security Agreement.	N/A	N/A	N/A

IBM Credit	specific equipment	Delaware	3/31/2008	81120300

INDEBTEDNESS

Indebtedness secured by the permitted liens described above.

GUARANTIES

[None]

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